Exhibit 10.1

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of

May 20, 2016

among

HECLA MINING COMPANY,

HECLA LIMITED,

HECLA ALASKA LLC,

HECLA GREENS CREEK MINING COMPANY, and

HECLA JUNEAU MINING COMPANY,

as the Borrowers,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS
FROM TIME TO TIME PARTIES HERETO,
as the Lenders, and

THE BANK OF NOVA SCOTIA,
as the Administrative Agent for the Lenders, and as Issuing Bank

__________________________

SCOTIABANK,

and

ING CAPITAL LLC,

as Co-Lead Arrangers and Co-Bookrunners

___________________________

i

i

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 1.1	-	Pricing Schedule
Schedule 2.1	-	Commitments
Schedule 3.5	-	Properties
Schedule 3.6	-	Litigation
Schedule 3.7	-	Compliance with Laws and Agreements
Schedule 3.13	-	Material Subsidiaries
Schedule 3.18	-	Real Property
Schedule 3.27	-	Environmental Matters
Schedule 3.28	-	Condition of Business and Operations
Schedule 4.1	-	Consents
Schedule 6.2	-	Existing Indebtedness
Schedule 6.3	-	Existing Liens
Schedule 9.1	-	Notice Information
Schedule 9.2	-	Project Rock Transaction

EXHIBITS:

Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	Form of Guaranty
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Pledge Agreement
Exhibit F	-	Form of Mortgage
Exhibit G-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H	-	Form of Opinion of Parent’s U.S. Counsel
Exhibit I	-	Form of Compliance Certificate
Exhibit J	-	Form of Borrowing Request
Exhibit K	-	Form of Consent to Assignme

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 20, 2016, among HECLA MINING COMPANY, a Delaware corporation (“HMC” or the “Parent”), HECLA LIMITED, a Delaware corporation (“Hecla Limited”), HECLA ALASKA LLC, a Delaware limited liability company (“Hecla Alaska”), HECLA GREENS CREEK MINING COMPANY (formerly known as Kennecott Greens Creek Mining Company), a Delaware corporation (“Hecla Greens Creek”), HECLA JUNEAU MINING COMPANY (formerly known as Kennecott Juneau Mining Company), a Delaware corporation (“Hecla Juneau”, and together with HMC, Hecla Limited, Hecla Alaska and Hecla Greens Creek, the “Borrowers”, and each individually a “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), THE BANK OF NOVA SCOTIA (“Scotiabank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and as letter of credit issuer.

W I T N E S S E T H:

WHEREAS, the Borrowers are engaged in the mining, extraction, production, handling, milling and other forms of processing ores, minerals and mineral resources (capitalized terms used in these recitals and not defined in these recitals to have the meanings set forth in Section 1.1 below);

WHEREAS, the Parent and the other Borrowers are parties to that certain Third Amended and Restated Credit Agreement, dated as of February 14, 2014 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), with Scotiabank as administrative agent thereunder, and each lender from time to time party thereto;

WHEREAS, pursuant to that certain Arrangement Agreement, dated as of March 3, 2013, between the Parent, 0963708 B.C. Ltd., a company organized under the law of British Columbia and a wholly-owned Subsidiary of the Parent (“AcquireCo”), and Aurizon Mines Ltd., a company organized under the law of British Columbia (“Target”), the Parent acquired Target by amalgamating AcquireCo with and into Target (with AcquireCo (now known as Hecla Quebec Inc. (“Aurizon”)) as being the surviving entity of such amalgamation) (the “Aurizon Acquisition”);

WHEREAS, Parent has issued the Aurizon Acquisition Notes for the purpose of financing the Aurizon Acquisition;

WHEREAS, in order to (i) provide financing for ongoing working capital needs of the Parent and its Subsidiaries, and (ii) pay fees and expenses in connection with the foregoing, the Parent and the other Borrowers have requested that the Lenders provide Commitments and Loans in an aggregate principal amount of $100,000,000;

WHEREAS, the Lenders are willing to provide Commitments and Loans in an aggregate principal amount of $100,000,000;

WHEREAS, the Parent and each of the other Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to reflect the terms of this Agreement, and the Lenders have agreed to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than those that remain herein and other than for accrued fees and expenses, and indemnification provisions, accrued and owing under the terms of the Existing Credit Agreement on or prior to the date hereof or arising (in the case of an indemnification) under the terms of the Existing Credit Agreement, in each case to the extent provided for in the Existing Credit Agreement);

WHEREAS, the Parent, each of the other Borrowers, the Lenders and the Issuing Bank agree that the Obligations of the Loan Parties (if any) under the Loan Documents (as defined in the Existing Credit Agreement) continue under this Agreement and the Loan Documents as Loans (as defined under this Agreement); and

WHEREAS, the Lenders and the Issuing Bank are willing, on the terms and subject to the conditions hereinafter set forth, to agree to the foregoing;

NOW, THEREFORE, the parties hereto agree as follows:

Article I

Definitions

SECTION 1.1     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Credit Rating” means, in the case of Moody’s, a rating of A3 or better; in the case of S&P, a rating of A- or better; or in the case of Fitch, a rating of A- or better.

“Accumulated Excess Cash Flow” is defined in the definition of “Funds Available for Specified Investments”.

“AcquireCo” is defined in the recitals.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of more than 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if such interest rate is calculated as being less than zero, such interest rate shall be deemed to be zero.

“Administrative Agent” is defined in the preamble and includes any successor administrative agent appointed under Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, relative to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly,

(x)    to vote 10% or more of the Equity Interests (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable), or

(y)    to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agent Parties” is defined in Section 9.1(d).

“Aggregate Credit Exposure” means, at any time, the aggregate Total Credit Exposure of all of the Lenders.

“Agreement” means this Fourth Amended and Restated Credit Agreement.

“Alternate Base Rate” means, for any day and with respect to all Base Rate Borrowings, a rate per annum equal to the greatest of (a) the Base Rate, (b) 1/2 of one percent above the Federal Funds Effective Rate, and (c) the Adjusted Eurocurrency Rate for a Eurocurrency Rate Loan denominated in Dollars with a one-month Interest Period commencing on such day plus 1%; provided that if such rate is calculated as being less than zero, such rate shall be deemed to be zero. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate specified in clauses (b) and (c) of the first sentence of this definition for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or clause (c) of the first sentence of this definition, as the case may be, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate shall be effective on the effective date of any change in such rate.

“Anti-Terrorism Laws” is defined in Section 3.14.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

“Applicable Percentage” means, with respect to any Lender at any time, subject to reallocation with respect to a Defaulting Lender pursuant to Section 2.18,

(a)     with respect to the Commitments and LC Exposure, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments of all Lenders (provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures at that time), and

(d)     with respect to the Aggregate Credit Exposure, a percentage equal to a fraction, the numerator of which is the sum of such Lender’s Total Credit Exposure, and the denominator of which is the sum of the Aggregate Credit Exposure of all Lenders.

“Applicable Rate” is defined in Schedule 1.1.

“Applicable Time” means, with respect to any borrowings and payments hereunder, the local time in the place of settlement for the proceeds of such borrowing and payments, respectively, as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangement Agreement” is defined in the recitals.

“Arrangers” means Scotiabank, ING Capital LLC and any of their respective Affiliates, in each case in their respective capacities as co-lead arrangers hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Aurizon” is defined in the recitals.

“Aurizon Acquisition” is defined in the recitals.

“Aurizon Acquisition Notes” means the 6.875% Senior Notes due May 1, 2021, that were issued on April 12, 2013, pursuant to that certain Indenture, dated as of April 12, 2013, among Parent and certain of the Parent’s subsidiaries listed on the signature pages thereof, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Aurizon Related Agreements” means the Arrangement Agreement and any other documentation evidencing the Aurizon Acquisition.

“Aurizon Related Transactions” means the transactions contemplated by the Aurizon Related Agreements.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Base Rate” means (x) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate, and (y) when used in clause (a) of the definition of Alternate Base Rate, means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States (which, for the avoidance of doubt, is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit).

“BC PPSA” means the Personal Property Security Act, 1996 (British Columbia).

“Borrowers” is defined in the preamble.

“Borrower Materials” is defined in Section 9.1(d).

“Borrowing” means (a) Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.3 and substantially in the form of Exhibit J.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York or Toronto, Ontario, and, if such day relates to any interest rate setting as to a Eurocurrency Rate Loan, any funding, disbursement, settlement or payment in respect of any Eurocurrency Rate Loan, or any other matter to be carried out pursuant to this Agreement in respect of any Eurocurrency Rate Loan, any day on which dealings in Dollars are conducted by and between banks in the London interbank eurocurrency market.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Parent, including Capital Lease Obligations, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) from proceeds arising from a Disposition of assets permitted under Section 6.5 (other than a Disposition of inventory in the ordinary course of business).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casa Berardi Mine” means the mine located in the Abitibi region of the Province of Quebec, Canada that is owned and operated by Aurizon.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Issuing Banks as collateral for LC Exposure, obligations of Lenders to fund participations in respect of LC Exposure and to indemnify the Administrative Agent under this Agreement, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” means:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada), in each case maturing within one year from the date of acquisition thereof;

(b)     commercial paper maturing not more than 270 days from the date of issue, which is issued by

(i)     a corporation (other than an Affiliate of any Loan Party) organized under the laws of any State of the United States or of the District of Columbia or any Province of Canada and rated A-1 or higher by S&P, P-1 or higher by Moody’s, or F-1 or higher from Fitch, or

(ii)     any Lender (or its holding company);

(c)     any certificate of deposit, time deposit or Banker’s Acceptance, maturing not more than one year after its date of issuance, which is issued by

(i)     any bank organized under the laws of the United States or Canada (or any State or Province thereof) and which has (x) a credit rating of A2 or higher from Moody’s, A or higher from S&P or A or higher from Fitch and (y) a combined capital and surplus greater than $500,000,000,

(ii)     any Lender, or

(iii)     Idaho Independent Bank (provided that the aggregate amount invested in all such certificates of deposit, time deposit and Banker’s Acceptances issued by Idaho Independent Bank at any time shall not exceed $20,000,000); or

(d)     any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

(i)     is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii)     has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; and

(e)     money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means

(a) at any time any Person or Persons acting in concert, shall become the “beneficial holder” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities of the Parent representing more than 50% of the issued and outstanding Voting Securities of the Parent on a fully diluted basis;

(b) during any period of 24 consecutive months commencing on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office;

(c) the occurrence of any “Change in Control” (or similar term) under (and as defined in) any Subordinated Debt Document or Designated Preferred Stock Document; or

(d) the failure of the Parent at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Equity Interests of each other Borrower and each Subsidiary Guarantor, such Equity Interests to be held free and clear of all Liens (other than Liens permitted pursuant to Section 6.3).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Collateral” means any property of any Loan Party upon which a security interest in favor of the Collateral Agent or the Mine Collateral Agent (as the case may be) for the benefit of the holders of Secured Obligations is purported to be granted pursuant to any Security Document.

“Collateral Agent” means The Bank of Nova Scotia.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $100,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act, as amended.

“Communications” is defined in Section 9.1(d).

“Compliance Certificate” means a certificate duly completed and executed by Financial Officer, substantially in the form of Exhibit I hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of (i) monitoring the Parent’s compliance with the financial covenants contained herein and (ii) establishing the Applicable Rate pursuant to Schedule I and (iii) updating the schedules to the Security Documents, as permitted thereby.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” means a Consent to Assignment, executed and delivered pursuant to Section 4.1(b)(iv)(C) under the Existing Credit Agreement, substantially in the form of Exhibit K (or such other form as the Administrative Agent may approve in its sole discretion), pursuant to which the applicable Loan Party’s counterparty to each Material Contract (i) consents to the assignment of each such Material Contract to the Collateral Agent as security for the Obligations and (ii) provides the Collateral Agent an independent right to cure defaults under such Material Contract.

“Consolidated Tangible Net Worth” means, as of any date of determination, the excess of

(a) the sum of capital stock (other than Redeemable Capital Securities) taken at par value, capital surplus (other than in respect of Redeemable Capital Securities) and retained earnings (or accumulated deficit) of the Parent at such date;

minus

(b) treasury stock of the Parent and, to the extent included in the preceding clause (a), minority interests in Subsidiaries of the Parent at such date;

minus

(c) the book value of goodwill and all other intangible assets of the Parent and its Subsidiaries.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person or is liable to maintain the solvency or any balance sheet item, level of income or financial condition of any other Person for the purpose of assuring a creditor against loss. The amount of any Person’s obligation under any Contingent Liability shall (subject, however, to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions.

“Default” means any event or condition that constitutes an Event of Default or that with notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within one Business Day of the date when due, (b) has notified the Parent and the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent, to confirm in writing to the Administrative Agent and the Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or any directly or indirect parent of such Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in an event described in clause (d) so long as such Lender is capable of performing, and does perform, its obligations hereunder. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Parent, each Issuing Bank and each Lender.

“Designated Preferred Stock” means preferred stock of the Parent (a) which does not require any scheduled redemption within one year following the Maturity Date, (b) with respect to which dividends may not be declared, paid or funds set aside for payment thereof following the occurrence and during the continuance of a Default and (c) either contains (i) terms that are not more onerous on the Parent than the terms of its Series B Preferred Stock or (ii) covenants, redemption events, redemption provisions and other terms that are, in the reasonable judgment of the Required Lenders, customary for comparable issuances of preferred stock.

“Designated Preferred Stock Documents” means, collectively, the certificate of designations, purchase agreements and other instruments and agreements evidencing the terms of Designated Preferred Stock, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 6.12.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

“Disposition,” with respect to any property, means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” have meanings correlative thereto.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Parent organized under the laws of any jurisdiction within the United States.

“Earn-out Obligations” is defined in the definition of Indebtedness.

“EBITDA” means, for any applicable period, the sum of

(a) Net Income (exclusive of all amounts in respect of any gains and losses realized from Dispositions other than inventory Disposed of in the ordinary course of business), plus

(b) to the extent deducted in determining Net Income, the sum, without duplication, of (i) amounts attributable to amortization and depreciation of assets, (ii) income tax expense, (iii) Interest Expense, (iv) non-cash charges (other than write-downs of accounts receivable) and (v) expenses paid in respect of any consummated Permitted Acquisition to the extent such expenses previously would have been permitted to be capitalized in accordance with GAAP as in effect on December 31, 2012, minus

(c) to the extent added in determining Net Income, the sum, without duplication, of (i) interest income paid during such period to the Parent and its Subsidiaries, (ii) non-cash gains, (iii) the income of any Person (other than a Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions, (iv) the income of any Subsidiary of the Parent (other than any Borrower or any Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under the Loan Documents) or requirement of law applicable to such Subsidiary, (v) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Parent or any of the Parent’s Subsidiaries and (vi) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, minus

(d)     the amount of all cash payments made in such period to the extent that such payments relate to a non-cash charge incurred in a previous period that was added back in determining EBITDA hereunder pursuant to the preceding clause (b)(iv) (excluding, however, all payments, not to exceed an aggregate amount of $272,000,000, made in relation to the settlement agreement with the United States federal government or any agency, department, or authority thereof (including, without limitation, the Department of Justice) in connection with the Coeur d’Alene Basin Superfund liability), plus

(e)     to the extent deducted in determining Net Income, any fees, costs and expenses paid by the Borrowers in respect of the Aurizon Related Transactions.

Notwithstanding anything herein to the contrary, for the three fiscal quarters following any Permitted Acquisition (including the Aurizon Acquisition), EBITDA shall be determined for purposes of Section 6.1 on a pro forma basis consistent with the calculations made in accordance with clause (c)(ii) the definition of “Permitted Acquisition”, but using actual results for each fiscal quarter ended after such Permitted Acquisition on an annualized basis.

“Effective Date” means May 20, 2016.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.4(b)(iii)).

“Environmental Laws” means all Applicable Law relating in any way to the environment, preservation or reclamation of natural resources, the management, storage, transport, recycling, Release or threatened Release of any Hazardous Material, or to industrial hygiene and protection of public health and safety.

“Environmental Liability” means, with respect to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Incentive Plans” means the Hecla Mining Company 2010 Stock Incentive Plan, as amended, the Hecla Mining Company Stock Plan for Nonemployee Directors, as amended, and the Hecla Mining Company Key Employee Deferred Compensation Plan, as amended.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the determination that any Pension Plan or Multiemployer Plan, as applicable, is considered an at-risk plan or that any Pension Plan or Multiemployer Plan, as applicable, is endangered or is in critical status within the meaning of Sections 430, 431 or 432 of the IRC or Sections 303, 304 or 305 of ERISA; (c) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; (d) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the withdrawal of the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by the Parent or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(d) of ERISA; (f) the partial or complete withdrawal by the Parent or any ERISA Affiliate from any Multiemployer Plan or a notification that a Multiemployer Plan is in reorganization; or (g) the taking of any action to terminate any Pension Plan under Section 4041 or 4041A of ERISA.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR (or of the successor to BBA LIBOR, if the British Bankers Association is no longer making a LIBOR rate available) as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Rate Borrowing for such Interest Period shall be the rate at which deposits in Dollars of approximately $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. “Eurocurrency Rate,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Event of Default” is defined in Article VII.

“Excess Cash Flow” means, for any Fiscal Quarter, the excess (if any), of

(x) EBITDA for such Fiscal Quarter;

minus

(y) the sum (for such Fiscal Quarter) of (A) Interest Expense actually paid in cash by the Parent and its Subsidiaries, plus (B) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding (x) any such payments to the extent financed through the incurrence of additional Indebtedness otherwise expressly permitted under Section 6.2 or financed through the issuance of Equity Interests otherwise permitted under this Agreement or financed through the proceeds of a Disposition of assets (other than inventory Disposed of in the ordinary course of business otherwise permitted under this Agreement) and (y) Indebtedness that has been paid but may be reborrowed on a revolving credit basis plus (C) all income Taxes actually paid in cash by the Parent and its Subsidiaries plus (D) Capital Expenditures paid in cash (excluding, however, Capital Expenditures financed with the proceeds of Indebtedness (other than the Obligations), equity issuances, casualty proceeds or other proceeds which are not included in EBITDA) plus (E) reclamation expenses actually paid in cash by the Parent and its Subsidiaries (excluding, however, reclamation expenses financed with the proceeds of insurance).

“Excluded Restricted Payments” means (a) Restricted Payments made to a Loan Party pursuant to clauses (a) or (b) of Section 6.8, and (b) Restricted Payments made pursuant to clauses (f) or (i) of Section 6.8.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” is defined in Section 3.23.

“Existing Credit Agreement” is defined in the recitals.

“Expropriation Event” means (a) any condemnation, nationalization, temporary seizure, seizure, expropriation or similar act by (or on behalf of) a Governmental Authority of all or a material part of the property of the Parent or any of its Subsidiaries and/or of the Equity Interest in the Parent or any of its Subsidiaries, (b) any assumption by (or on behalf of) a Governmental Authority of control of all or a material part of the property or business operations of the Parent or any of its Subsidiaries and/or of the Equity Interests in the Parent or any of its Subsidiaries, (c) any taking of any action by (or on behalf of) a Governmental Authority for the dissolution or disestablishment of the Parent or any of its Subsidiaries, (d) any taking of any action by (or on behalf of) a Governmental Authority that would prevent the Parent and its Subsidiaries from carrying on their business or operations or a substantial part thereof or (e) any other act or series of acts attributable to a Governmental Authority; that in respect of the foregoing clauses (a) through (e) individually or in the aggregate, in the reasonable judgment of the Administrative Agent, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

“Facility” means the Commitments and the extensions of credit made thereunder.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any U.S. Treasury regulations promulgated thereunder or official IRS interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of February 14, 2014, between the Parent and the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“Fiscal Quarter” means a three-month period ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., “the 2012 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fitch” means Fitch, Inc.

“Flood Insurance Acts” means, collectively, (a) the National Flood Insurance Act of 1968 and (b) the Flood Disaster Protection Act of 1973, each as amended, and together with any successor law of such type.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which any of the Borrowers is resident for tax purposes.

“Foreign Subsidiary” means each Subsidiary of the Parent that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Rules” means the requirements relating to the minimum required contributions (including any installment payments) to Pension Plans and Multiemployer Plans, as applicable, and set forth in Sections 412 of the IRC and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006 and Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA for periods on and after the effective date of the Pension Protection Act of 2006.

“Funds Available for Specified Investments” means, for any date of determination, the result of

(a)     the sum of (x) the aggregate of the Excess Cash Flow for each Fiscal Quarter ended prior to such date of determination but after March 31, 2013, plus (y) $487,620,000 (such sum is referred to as “Accumulated Excess Cash Flow”);

Minus

(b)     the amount of Accumulated Excess Cash Flow applied to Specified Investments on or after March 31, 2013;

Minus

(c)     the amount of Accumulated Excess Cash Flow applied to Restricted Payments (other than Excluded Restricted Payments) on or after March 31, 2013;

Plus

(d)     (i) the aggregate amount of Net Equity/Debt Proceeds to be applied to fund Specified Investments and not otherwise applied and (ii) any Commitments available under this Agreement;

Plus

(e)     the aggregate amount of Net Casualty Proceeds not used to prepay the Loans pursuant to Section 2.8(b)(i) and not otherwise applied.

“Funds Available for Restricted Payments” means, for any date of determination, the result of

(a)     Accumulated Excess Cash Flow;

Minus

(b)     the amount of Accumulated Excess Cash Flow applied to Specified Investments on or after March 31, 2013;

Minus

(c)     the amount of Accumulated Excess Cash Flow applied to Restricted Payments (other than Excluded Restricted Payments) on or after March 31, 2013;

Plus

(d)      the aggregate amount of Net Equity/Debt Proceeds to be applied to fund Restricted Payments and not otherwise applied.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” shall mean any approval, action, order, authorization, consent, right, franchise, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority, including those necessary for all stages of exploring for Minerals and for developing, maintaining and operating Mining Properties.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” means each Person granting a security interest in favor of the Administrative Agent to secure the Secured Obligations.

“Greens Creek Demand Note” means, collectively, the demand notes evidencing intercompany Indebtedness owed to the Parent or Hecla Admiralty by the other Borrowers or Hecla Admiralty (or any one or more of them), which notes are each in form and substance reasonably satisfactory to the Administrative Agent and pledged to the Administrative Agent pursuant to the Security Agreement.

“Greens Creek Group” means, collectively, Hecla Alaska, Hecla Greens Creek, Hecla Juneau and Hecla Admiralty.

“Greens Creek Letter Agreement” means that certain letter agreement dated as of February 14, 2014, by the Administrative Agent to Computershare Trust Company, N.A., and acknowledged and agreed to by Hecla Alaska, Hecla Greens Creek and Hecla Juneau, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Greens Creek Joint Venture” means the joint venture among Hecla Alaska, Hecla Greens Creek and Hecla Juneau, as governed by the terms of the Greens Creek Joint Venture Agreement.

“Greens Creek Joint Venture Agreement” means the Restated Mining Venture Agreement, dated as of May 6, 1994, by and among Hecla Greens Creek, Hecla Alaska and Hecla Juneau, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Greens Creek Manager” means Hecla Greens Creek, or any successor manager appointed under the Greens Creek Joint Venture Agreement.

“Greens Creek Mine” means the mine located on Admiralty Island, near Juneau, Alaska, that is owned and operated pursuant to the Greens Creek Joint Venture Agreement by Hecla Alaska, Hecla Greens Creek and Hecla Juneau.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (a) each Material Domestic Subsidiary, and (b) to the extent required pursuant to Section 5.16, Aurizon.

“Guaranty” means the guaranty made by the Guarantors in favor of the Administrative Agent for the benefit of the holders of Secured Obligations, substantially in the form of Exhibit C.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means The Bank of Nova Scotia, in its capacity as the issuer of Letters of Credit hereunder, and its respective successors in such capacity as provided in Section 2.19(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Hazardous Material” means (a) any substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “contaminants”, “pollutants” or any other formulation intended to define, list or classify substances by reason of adverse effects on the environment or deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “TLCP” toxicity or “EP” toxicity; (b) any oil, petroleum or petroleum-derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; or (d) any asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“HazMat Indemnity Agreement” means that certain Amended and Restated Hazardous Materials Undertaking and Unsecured Indemnity, dated as of the date of this Agreement, executed jointly and severally by the Parent, Hecla Greens Creek, Hecla Juneau and Hecla Admiralty in favor of the Mine Collateral Agent.

“Hecla Admiralty” means Hecla Admiralty Company, a Delaware corporation.

“Hecla Alaska” is defined in the preamble.

“Hecla Greens Creek” is defined in the preamble.

“Hecla Juneau” is defined in the preamble.

“Hecla Limited” is defined in the preamble.

“Hecla Mine Plan” means, with respect to all operating mines controlled by the Parent (including any of its Subsidiaries), a life of mine plan prepared by the Parent setting forth on a consolidated basis and separately with respect to each mine, inter alia, annual operating, capital and exploration budgets; proposed construction, development, operation and closing of such mines and any rehabilitation or reclamation work related thereto; exploitation, treatment, production, marketing and sale of all metals recovered from such mines; and all administrative, technical, financial and commercial activities related thereto, which life of mine plan shall be in the form of an interactive electronic model and otherwise in form and substance reasonably satisfactory to the Administrative Agent. The Hecla Mine Plan shall be updated annually and delivered to the Administrative Agent, in each case in accordance with Section 5.1(l)(ii).

“Hedging Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of its Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“HMC” is defined in the preamble.

“Immaterial Subsidiary” means, on any date, a Subsidiary of the Parent which (a) was not designated as a “Material Subsidiary” on Schedule 3.13 of the Disclosure Schedule or (b) is notified to the Lenders as being an “Immaterial Subsidiary” pursuant to a certificate executed by a Responsible Officer of the Parent certifying to each of the items set forth in the immediately succeeding proviso; provided that a Subsidiary shall not be an Immaterial Subsidiary if (i) its assets exceeded $2,000,000 as of the last day of the most recently completed Fiscal Quarter, (ii) its revenues exceeded $1,000,000 for the most recently completed Fiscal Quarter, (iii) the assets of all Immaterial Subsidiaries exceeded $10,000,000 as of the last day of the most recently completed Fiscal Quarter, (iv) the aggregate revenue of all Immaterial Subsidiaries exceeded $2,000,000 for the most recently completed Fiscal Quarter or (v) the Parent or any Material Subsidiary is providing any credit support for, or a guarantee of, any obligations of such Subsidiary; provided further that, in the event all Subsidiaries otherwise designated as Immaterial Subsidiaries by the Parent should not be Immaterial Subsidiaries as a result of clause (iii) or (iv) of the immediately preceding proviso and the Parent has not designated which Subsidiaries (or Subsidiary) should no longer constitute Immaterial Subsidiaries pursuant to the Compliance Certificate most recently delivered pursuant to Section 5.1(c) or notice delivered pursuant to Section 5.11, the Administrative Agent may designate which Subsidiaries (or Subsidiary) no longer constitute Immaterial Subsidiaries. In no event shall Hecla Limited, any Person in the Greens Creek Group nor any Person directly or indirectly holding Equity Interests in the Greens Creek Group be an Immaterial Subsidiary.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Parent

(a)     which is of a “going concern” or similar nature;

(b)     which relates to the limited scope of examination of matters relevant to such financial statement;

(c)     which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a Default; or

(d)     which, to the extent the Parent shall be subject to the provisions of Sarbanes Oxley and the rules and regulations of the SEC promulgated thereunder, relates to an attestation report of such independent public accountant as to the Parent’s internal controls over financial reporting pursuant to Section 404 of Sarbanes-Oxley, except to the extent any such qualification or exception (i) is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board, (ii) has appeared in the attestation report described in the Parent’s Annual Report on Form 10-K for the 2007 Fiscal Year or the 2008 Fiscal Year, (iii) does not, in the reasonable judgment of the Required Lenders, create a reasonable doubt as to the accuracy of any item or items in the financial statements furnished by the Parent that, if corrected, would cause a Default or (iv) is otherwise acceptable to the Required Lenders.

“Increased Cost Lender” is defined in Section 2.16(b).

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money or advances or borrowed metals and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including Subordinated Debt, performance bonds and reclamation bonds;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capital Lease Liabilities of such Person;

(d) for purposes of the definition of “Material Indebtedness” only, all other items which, in accordance with GAAP, would be included as indebtedness on the liabilities side on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net Hedging Obligations (provided that, solely for purposes of calculating the Total Leverage Ratio, the Total Net Leverage Ratio and the Secured Leverage Ratio, the amount of any Hedging Obligations shall be the negative mark-to-market amounts (on a net basis) of Hedging Obligations for which an early termination event has occurred and the Parent or a Subsidiary thereof is the defaulting party or an affected party) of such Person;

(f) whether or not so included as liabilities in accordance with GAAP, (i) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), including obligations of such Person (“Earn-out Obligations”) in respect of “earn-outs” or other similar contingent payments (whether based on revenue or otherwise) arising from the acquisition of a business or line of business pursuant to a Permitted Acquisition and payable to the seller or sellers thereof, and (ii) indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) obligations arising under Synthetic Leases;

(h) the stated liquidation value of Redeemable Capital Securities of such Person; and

(i) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 9.3.

“Information” is defined in Section 9.12.

“Interco Subordination Agreement” means the subordination agreement, substantially in the form of Exhibit I hereto, executed and delivered by two or more Loan Parties pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Interest Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

“Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.5.

“Interest Expense” means, for any applicable period, calculated in accordance with Section 1.4, the aggregate interest expense of the Parent and its Subsidiaries for such applicable period, and shall include (i) the portion of any payments made in respect of Capital Lease Obligations allocable to interest expense, and (ii) dividends declared on Designated Preferred Stock (except to the extent payable in additional shares of Designated Preferred Stock or shares of the Parent’s common stock).

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period for any Loan may end later than the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, evidences of Indebtedness or other securities of, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit; provided that the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

“IRC” means the Internal Revenue Code of 1986.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” is defined in Section 9.16.

“Judgment Currency Conversion Date” is defined in Section 9.16.

“Land Exchange Agreement” means the Land Exchange Agreement, dated as of December 14, 1994, between Hecla Greens Creek and the United States, by and through the U.S. Department of Agriculture Forest Service, as amended or otherwise modified from time to time.

“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by, or otherwise acceptable to, the Administrative Agent and the applicable Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender” means each Person listed on Schedule 2.1 and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Provided Financial Service Product” means any agreement or other arrangements under which any Lender or any Affiliate of any Lender provides any of the following products or services to any Loan Party or any Subsidiary of any Loan Party: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) gift cards, (f) ACH transactions, (g) cash management, including electronic funds transfer, controlled disbursement, accounts or services, (h) overdraft, (i) foreign currency exchange, (j) letters of credit or (k) letters of guaranty.

“Lender Provided Hedging Agreement” means any Hedging Agreement between a Loan Party or a Subsidiary of a Loan Party and a counterparty that at the time such Hedging Agreement is entered into is a Lender or an Affiliate of a Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender or any Affiliate thereof described in its Administrative Questionnaire or such other office or offices of such Lender or any of its Affiliates as such Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means the commitment of the Issuing Bank to issue Letters of Credit hereunder. The initial amount of the Issuing Bank’s Letter of Credit Commitment is $30,000,000, or if the Issuing Bank has entered into an Assignment and Assumption, the amount set forth for the Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, charge, assignment, deposit arrangement or security interest in, on or of such asset, or other preference, priority or security agreement, whether or not filed, recorded or perfected under Applicable Law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset (including any encumbrance arising with respect to any mineral royalty or similar obligation).

“Loan Document” means this Agreement, the Notes, the Fee Letters, the Subsidiary Guaranty, the Parent Guaranty, the Security Documents, the Notes, any Letter of Credit, the LC Applications and any other documents entered into in connection herewith.

“Loan Parties” means the Parent, each other Borrower, each Grantor and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Security Documents” means the collective reference to any special security in respect of hydrocarbons, minerals or other property described in Section 426 of the Canadian Bank Act, any Canadian pledge or security agreement delivered in connection with this Agreement, the BC PPSA financing statement registered against each Grantor under the Canadian security agreement, and any other filings, registrations, recordings or similar instruments or documents necessary or required by the Administrative Agent, the Collateral Agent or the Mine Collateral Agent in order to record, perfect or otherwise evidence a Lien in the Collateral under Applicable Law (other than U.S. law).

“Lucky Friday Mine” means the deep underground silver, lead and zinc mine located in the Coeur d’Alene Mining District in northern Idaho one-quarter mile east of Mullan, Idaho, and that is owned and operated by Hecla Limited.

“Material Adverse Change” means any change since December 31, 2012, or any additional information disclosed to or discovered since December 31, 2012, that has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, assets, liabilities, condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document.

“Material Contract” means, relative to any Loan Party, each contract (including Mineral Purchase Agreements, Mineral Sales Agreements, and other than any Loan Document or Lender Provided Hedging Agreement) to which such Loan Party is a party or by which any of its property is bound or subject involving aggregate consideration payable to or by it of $10,000,000 or more in any Fiscal Year or otherwise material to the business or operations of the Parent or its Subsidiaries.

“Material Domestic Subsidiary” means each Material Subsidiary that is not a Foreign Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent and its Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (after giving effect to legally enforceable netting obligations) that the Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Processing Plant” means, collectively, each facility located at or near the Greens Creek Mine, and all real and personal property of Greens Creek Group owned, leased or otherwise used in connection with the Mineral Processing Operations conducted by any of them at such facilities, including all permits and other Approvals, any and all rail lines, roads, easements and other real property rights of ingress and egress related thereto.

“Material Subsidiary” means, on any date, a Subsidiary of the Parent which is not (i) an Immaterial Subsidiary, (ii) Hecla Charitable Foundation, (iii) Middle Buttes Partners Ltd., or (iv) any other Borrower.

“Maturity Date” means November 18, 2018.

“Mine Collateral Agent” means Computershare Trust Company, N.A.

“Minerals” means Primary Minerals and Other Minerals.

“Mineral Processing Operations” means the preparation, crushing, grinding, refining, processing and transportation of Minerals, including Minerals that are purchased by any of the Loan Parties pursuant to a Mineral Purchase Agreement or other similar contract, for sale by such Person to third party purchasers.

“Mineral Properties” means Mining Rights; the Properties now or hereafter combined or unitized with Mining Rights; all operating agreements, joint venture agreements, contracts and other agreements which relate to any of the Mining Rights or the production, sale, purchase, exchange or processing of Minerals from or attributable to such Mining Rights; all Minerals in and under and which may be produced and saved or attributable to the Mining Rights, the lands covered thereby and all Minerals in storage and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Mining Rights; all tenements, profits á prendre, hereditaments, appurtenances and Properties in anyway appertaining, belonging, affixed or incidental to the Mining Rights, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Mining Rights or Property, and including any and all mines, portals, associated beneficiation facilities, together with all plant sites, waste dumps, crushing circuits, abandoned heaps, preparation plants, wash plants, conveyor systems, loadout facilities, power supply systems, facilities, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, surface leases, rights-of-way, easements and servitudes and all ancillary and infrastructure, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Mineral Purchase Agreement” means each contract or agreement between any Loan Party and any other Person for the purchase of Minerals by such Loan Party from such Person.

“Mineral Sales Agreement” means each contract or agreement between any Loan Party and any other Person for the sale of Minerals by such Loan Party to such Person, including the sale of (a) any Minerals extracted or otherwise produced from any of the Mineral Properties, (b) any Minerals purchased by any Loan Party pursuant to a Mineral Purchase Agreement, or (c) any Minerals otherwise owned by any Borrower or any of its Subsidiaries and processed at any Material Processing Plant.

“Minimum Cash Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposures of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Mining Rights” means all interests in the surface of any lands, the Minerals in (or that may be extracted from) any lands, all royalty agreements, entitlements, water rights, patented mining claims, unpatented mining claims, millsite claims, fee interests, mineral leases, mining leases, mining licenses, profits-a-prendre, joint ventures and other leases, rights-of-way, easements, inurements, licenses and other rights and interests used by or necessary to (x) the Greens Creek Joint Venture to operate the Greens Creek Mine or (y) the Parent and its Subsidiaries in the conduct of their present and future mining of metals and minerals, including precious stones, and related Mineral Processing Operations (as well as prospecting, exploration and development efforts in connection therewith).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage or deed of trust made by any Grantor in favor of, or for the benefit of, the Collateral Agent for the benefit of the holders of Secured Obligations, substantially in the form of Exhibit F (with such changes thereto acceptable to the Administrative Agent as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), pursuant to which a Lien is granted on the Mineral Properties and other real property and fixtures described therein.

“Mortgage Consents” means all Consents required under existing mining or mineral leases or other agreements and Approvals by Government Agencies to the granting of a Mortgage in favor of the Collateral Agent or the Mine Collateral Agent (as the case may be), and as determined by the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a)  in connection with any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalent Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (provided that, following the termination of such reserves, proceeds equal to any unused reserves shall be applied in accordance with Section 2.8(b)) and (b) in connection with any incurrence of Indebtedness or issuance or sale of Equity Interests (other than with respect to the Equity Incentive Plans, dividends or other distributions paid in common stock of the Parent, conversions of convertible securities or Investments made in common stock of the Parent, in each case to the extent permitted hereunder), the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income” means, for any period, calculated in accordance with Section 1.4, the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Parent for such period; provided that Net Income shall include, for purposes of clause (d) of Section 6.1, all amounts in respect of any extraordinary gains and extraordinary losses, but exclude, for all other purposes, all amounts in respect of any extraordinary gains and extraordinary losses.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.2(b) and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” is defined in Section 2.7(f).

“Obligations” means each obligation (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Parent, the Borrowers or any other Loan Party or any Subsidiary of any Loan Party arising under or in connection with (w) a Loan Document, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans, (x) any doré or concentrate purchase agreement under which the counterparty of such agreement is a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, (y) any agreement to provide cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) under which the counterparty of such agreement is a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, and (z) any Lender Hedging Agreement; provided, however, that, with respect to any Obligation arising under the foregoing clauses (x), (y) and (z), upon any counterparty to such agreement ceasing to be a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, the obligation of the Parent, the Borrowers or any other Loan Party or any Subsidiary of any Loan Party owing to such Person thereunder shall no longer constitute an Obligation; provided, further, however, that the definition of ‘Obligations’ shall not create any guaranty by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party; provided, further, however, that the definition of “Obligations” shall not include any obligation of any Loan Party to pay another Loan Party.

“OFAC” is defined in Section 3.23.

“Organic Document” means, relative to any Loan Party, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Loan Party’s Equity Interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Minerals” means all minerals other than Primary Minerals, whether or not similar to Primary Minerals or found or produced in association with Primary Minerals, including all existing and future ores, minerals, mineral elements and compounds, veins, lodes and mineral deposits; whether solid, liquid or gaseous; whether organic or inorganic, metallic or nonmetallic, hydrocarbonaceous or non-hydrocarbonaceous; including rock, gravel, sand, methane, water, and geothermal steam, geothermal heat and geothermal resources.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” is defined in the preamble.

“Participant” is defined in Section 9.4(d).

“Participant Register” is defined in Section 9.4(d).

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means an acquisition, whether of Equity Interests, assets or otherwise, by the Parent or any Subsidiary of the Parent, of a Person or all or a substantial portion of the assets of, or a business or a line of business from, any Person (by merger or consolidation or otherwise) in which the following conditions are satisfied:

(a) immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 6.10);

(b) if the consideration for such acquisition is not comprised solely of Equity Interests (other than Redeemable Capital Securities) of the Parent (or of proceeds of any such Equity Interests that are issued pursuant to a substantially concurrent transaction), (i) in the case of an acquisition of a Person or its Equity Interests, such Person becomes a Subsidiary of the Parent as a result of such acquisition, and, in the case of an acquisition of assets, such acquisition results in the Parent acquiring a controlling interest in such assets, and (ii) the Parent shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements and Compliance Certificates delivered pursuant to Section 5.1) giving pro forma effect to the consummation of such acquisition and all transactions related thereto (including all Indebtedness that would be assumed or incurred as a result thereof) and evidencing compliance with the covenants set forth in Section 6.1 and certifying as to the satisfaction of the conditions set forth in the preceding clauses of this definition; provided, however, that, notwithstanding anything herein to the contrary, when determining compliance with the covenants set forth in Section 6.1 for purposes of this definition, (x) any non-recurring and one-time expenses included in the results of operations of the business being acquired, taking into account standard industry exploration, development and production spending patterns, may be excluded from the calculations required by this clause (c) for any period prior to the date of the consummation of such acquisition and (y) any projected increase or decrease in operating, exploration or other costs of the Parent and its Subsidiaries, any other projected cost savings and efficiencies, as a result of such acquisition shall be included in the calculations required by this clause (c), in each case under clause (ii), in form and substance reasonably satisfactory to the Administrative Agent; and

(c) promptly after the public disclosure of any proposed Permitted Acquisition, in the case of any acquisition of any Person, assets, business or line of business, the consideration (including cash and non-cash, actual or contingent) for which exceeds $25,000,000, the Parent shall have furnished the Administrative Agent with (x) historical financial statements for the last Fiscal Year (or, if less, the period since formation relative to such Person, assets, business or line of business (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (y) a reasonably detailed description of all material information relating thereto and copies of all material documentation relating thereto and copies of all material documentation pertaining to such transaction and (z) all such other material information and data relating to such transaction or the Person, assets, business or line of business to be acquired, in each case in form and substance reasonably satisfactory to the Administrative Agent;

“Permitted Additional Indebtedness” means Indebtedness of the Parent or any of its Subsidiaries (other than each of the Subsidiaries in the Greens Creek Group) which is incurred pursuant to Section 6.2(l) and which (a) does not require any scheduled principal repayment within one year following the Maturity Date, (b) is subject to terms and provisions no more restrictive than those set forth in this Agreement, (c) has other covenants, events of default, remedies, acceleration rights, redemption provisions and other terms that are reasonably satisfactory to the Required Lenders and that are set forth in the Permitted Debt Documents, (d) is non-recourse to any of the Persons in the Greens Creek Group, and (e) is not secured by any Lien, other than Liens permitted under Section 6.3.

“Permitted Borrowing Amount” means, in respect of Loans comprising the Borrowing, or to be converted or continued under Section 2.5, (a) in the case of Base Rate Loans, $1,000,000 or a higher integral multiple of $500,000, and (b) in the case of Eurocurrency Rate Loans, $1,000,000 or a higher integral multiple of $500,000.

“Permitted Debt Documents” means any documents evidencing, guaranteeing or otherwise governing Permitted Additional Indebtedness, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 6.12.

“Permitted Encumbrances” means:

(a)     Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;

(b)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;

(c)     deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; provided that no such deposit secures any Indebtedness;

(d)     easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any of its Subsidiaries;

(e)     any interest or title of a lessor under any lease entered into by Parent or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased; and

(f)     in the case of any real property that is subject to a Mortgage, such items as are accepted by the Administrative Agent as exceptions to the lender’s title insurance policy issued with respect to such property and such Mortgage;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA, including a Pension Plan), maintained by, contributed to by or required to be contributed to by the Parent or any of the Borrowers, or with respect to which the Parent or such Borrower may have any liability.

“Platform” is defined in Section 9.1(d).

“Pledge Agreement” means the pledge agreement made by the Grantors in favor of the Collateral Agent for the benefit of the holders of Secured Obligations, substantially in the form of Exhibit E.

“Pledged Stock” is defined in Section 3.16.

“Primary Minerals” means lead, zinc, silver and gold, including all existing and future ores, minerals, mineral elements and compounds, veins, lodes and mineral deposits.

“Project Rock Transaction” means the transaction disclosed on Schedule 9.2.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” is defined in Section 9.1(d).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Redeemable Capital Securities” means Equity Interests of the Parent or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of common stock of the Parent) on or prior to the one-year anniversary of the Maturity Date (as such date may be extended or otherwise amended from time to time), except to the extent such mandatory redemption is required pursuant to a customary change of control provision which expressly provides that all indebtedness that may be required to be redeemed or prepaid on account of the relevant change of control shall have been redeemed or prepaid prior to any such redemption of Equity Interests, (b) is redeemable at the option of the holder thereof (for consideration other than shares of common stock of the Parent) at any time prior to such date or (c) is convertible into or exchangeable for debt securities of the Parent or any of its Subsidiaries at any time prior to such anniversary.

“Refinancing” means, as to any Indebtedness, the incurrence of other Indebtedness to refinance such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied:

(a)     the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, and the first scheduled principal payment in respect of such refinancing Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Indebtedness being refinanced;

(b)     the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount then outstanding of the Indebtedness being refinanced;

(c)     the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced;

(d)     the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness);

(e)     the refinancing Indebtedness is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and

(f)     no material terms applicable to such refinancing Indebtedness or, if applicable, the related guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, and acceleration rights) shall be more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

“Register” is defined in Section 9.4(c).

“Regulation U” means Regulation U of the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a “release”, as such term is defined in CERCLA.

“Remedial Action” means any action under Environmental Laws required to (a) clean up, remove, treat, dispose of, abate, or in any other way address pollutants (including Hazardous Materials) in the environment, (b) prevent the Release or threat of a Release or minimize the further Release of pollutants, or (c) investigate and determine if a remedial response is needed and to design such a response and any post-remedial investigation, monitoring, operation, and maintenance and care.

“Removal Effective Date” is defined in Section 8.6.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 66-2/3% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” is defined in Section 8.6.

“Responsible Officer” means the chief executive officer, chief operating officer, president or Financial Officer of the Parent.

“Restricted Indebtedness” is defined in Section 6.14.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any of the Loan Parties, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any of the Loan Parties or any option, warrant or other right to acquire any such Equity Interests in such Loan Party, as the case may be, (ii) any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt, (iii) any payment of management fees or similar fees by any of the Loan Parties to any of its equityholders or any Affiliate thereof, and (iv) (x) any payment or other distribution by any Borrower under the Greens Creek Demand Note whether in cash, property or otherwise or (y) setting apart assets for any such purpose.

“Restricted Person” is defined in Section 3.23.

“Revolving Credit Exposure” means, as to any Lender at any time, (a) the aggregate principal amount at such time of its outstanding Loans, plus (b) such Lender’s LC Exposure.

“S&P” means Standard & Poor’s Ratings Services, a unit of The McGraw-Hill Companies, Inc.

“San Juan Silver Mining Joint Venture” means the joint venture entered into pursuant to that certain Exploration, Development and Mine Operating Agreement dated February 21, 2008, among Rio Grande Silver, Inc., a Subsidiary, Emerald Mining & Leasing, LLC and Golden 8 Mining, LLC, regarding the exploration, evaluation and possible development and mining of mineral resources on certain properties located in Mineral County, Colorado, as amended to date.

“Scotiabank” is defined in the preamble.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, at any time, the outstanding principal amount of all Indebtedness of the Parent and its Subsidiaries secured by Liens on any property of any Loan Party.

“Secured Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Secured Debt outstanding on the last day of such Fiscal Quarter, to (b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all obligations of any Loan Party (or any Subsidiary of any Loan Party, as the case may be) under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that, with respect to any Secured Obligation arising under the foregoing clause (b), upon any counterparty to such agreement ceasing to be a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, the obligation of any Loan Party (or any Subsidiary of any Loan Party, as the case may be) owing to such Person thereunder shall no longer constitute a Secured Obligation; provided, further, that, for purposes of determining the obligations of any Loan Party that are guaranteed or secured under the Loan Documents for the benefit of the Secured Parties, the definition of “Obligations” shall exclude any Swap Obligations of the Parent, the Borrowers or any other Loan Party (or any Subsidiary of any Loan Party, as the case may be) to the extent and for any period that such guarantee or security of such Swap Obligations would violate or be void or voidable under the Commodity Exchange Act; provided, further, that the definition of “Secured Obligations” shall not include any obligations of any Loan Party (or any Subsidiary of any Loan Party) to any other Loan Party (or any Subsidiary of any Loan Party, as the case may be.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Mine Collateral Agent (on behalf of the Lenders and the other Secured Parties), each counterparty to a Lender Provided Hedging Agreement, each of the foregoing and Affiliate thereof that is a counterparty to each other agreement which evidences an Obligation or under which an Obligation arises and each of their respective successors, transferees and assigns.

“Security Agreement” means the security agreement made by the Grantors in favor of the Collateral Agent for the benefit of the holders of Secured Obligations, substantially in the form of Exhibit D.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Local Security Documents, the Mortgages and all other security documents hereafter delivered to the Administrative Agent, the Collateral Agent and the Mine Collateral Agent granting a Lien on any property of any Person to secure the Secured Obligations.

“Series B Preferred Stock” means the Parent’s Series B Cumulative Convertible Preferred Stock, par value $0.25 per share.

“Small Lot Repurchase Program” means the Parent’s program to redeem, purchase or acquire the common stock, par value $0.25 per share, of the Parent held by Persons which hold 10 shares or less of such common stock of the Parent.

“Specified Investments” means Investments permitted under clause (b)(i), (j), (k), (l), (m), (n), and (r) of Section 6.6. Notwithstanding anything contained in the foregoing to the contrary, the following Investments will not be deemed “Specified Investments”: (x) Capital Expenditures with respect to the San Juan Silver Mining Joint Venture (in an aggregate amount of up to $12,000,000), the Greens Creek Mine, the Casa Berardi Mine or the Lucky Friday Mine and (y) Investments made by or in the Parent or any of its Subsidiaries to fund expenses or Capital Expenditures of the Parent or its Subsidiaries, as the case may be.

“Spot Rate” for any currency means the rate determined by the Administrative Agent, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (local time of such principal foreign exchange trading office) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means unsecured Indebtedness which (a) is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Required Lenders, (b) does not require any scheduled repayment within one year following the Maturity Date, (c) has only cross acceleration rights (and not cross default rights), (d) is subject to a customary standstill period with respect to enforcement of remedies and other lender rights of no less than 180 days, (e) is not subject to maintenance financial covenant requirements, (f) is subject to terms and provisions no more restrictive than those set forth in this Agreement and the other Loan Documents and (g) has other covenants, events of default, remedies, acceleration rights, redemption provisions and other terms that are reasonably satisfactory to the Required Lenders and that are set forth in Subordinated Debt Documents.

“Subordinated Debt Documents” means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 6.12.

“Subsidiary” means, with respect to any Person, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by such Person or (b) that is, as of such date, otherwise Controlled by such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall refer to a Subsidiary of the Parent.

“Swap Obligation” means, with respect to any Loan Party, any obligation of such Loan Party to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Target” is defined in the recitals.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on or before which all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been indefeasibly paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments shall have terminated.

“Total Credit Exposure” means, as to any Lender at any time, the outstanding unused Commitments and the Revolving Credit Exposure of such Lender at such time.

“Total Debt” means, at any time, the outstanding principal amount of all Indebtedness of the Parent and its Subsidiaries of the type referred to in clause (a), clause (b), clause (c), clause (e), clause (f) (other than Earn-out Obligations (A) that have not been reduced to a fixed amount or (B) to the extent such obligations may, in accordance with their terms, be satisfied at the sole option of the obligor thereof at any time regardless of the happening of any event by the delivery of Equity Interests (other than Redeemable Capital Securities) of the Parent), clause (g) and clause (h), in each case of the definition of “Indebtedness” (exclusive of (i) Indebtedness secured on a first-priority basis by any restricted cash deposit in an amount not exceeding the amount of such restricted cash deposit and (ii) to the extent constituting Indebtedness, Designated Preferred Stock) and any Contingent Liability (including for the benefit of third parties) in respect of any of the foregoing.

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt outstanding on the last day of such Fiscal Quarter (calculated without giving effect to the $55,400,000 obligation of the Parent and its Subsidiaries with respect to the Coeur d’Alene consent decree as of such date, for so long as the Series 1 and Series 3 warrants of the Parent both remain “in-the-money”), to (b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

”Total Net Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt outstanding on the last day of such Fiscal Quarter (calculated without giving effect to (i) the $55,400,000 obligation of the Parent and its Subsidiaries with respect to the Coeur d’Alene consent decree as of such date, for so long as the Series 1 and Series 3 warrants of the Parent both remain “in-the-money” and (ii) any bonds in the aggregate less than $15 million and only to the extent the obligation to reimburse the surety or the obligation secured by such bond is covered by insurance), less the amount of unencumbered cash then held by the Parent and its Subsidiaries, to (b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” is defined in Section 2.15(g).

“Voting Equity Interest” means, as to any Person, an Equity Interest in such Person having ordinary voting power with respect to the election of the board of directors or other governing body of such Person.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares or investments by foreign nationals required by law) are owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of a Borrower.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.2     Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Rate Loan”).

SECTION 1.3     Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.4     Accounting Terms and Determinations; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if any Loan Party notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Loan Parties that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20, to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change to lease accounting rules from those in effect on the date hereof pursuant to Accounting Standards Codification 840 and other lease accounting guidance as in effect on the date hereof.

SECTION 1.5     Time of Day. Unless otherwise specified, all references herein to time of day shall be references to New York City time (daylight or standard, as applicable).

Article II

The Credits

SECTION 2.1     Commitments. Subject to the terms and conditions set forth herein each Lender agrees to make Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment then in effect. Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

SECTION 2.2     Loans and Borrowings. (a)   Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(a)     Subject to Section 2.11, each Borrowing shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans, in each case as the Borrowers may request in accordance with this Agreement.

(b)     At the commencement of each Interest Period for any Eurocurrency Rate Borrowing, such Borrowing shall be in a Permitted Borrowing Amount. At the time that each Base Rate Borrowing is made, such Borrowing shall be in a Permitted Borrowing Amount; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments then in effect or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurocurrency Rate Borrowings under the Facility outstanding at any given time.

(c)     Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue any Borrowing as, a Eurocurrency Rate Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.3     Requests for Borrowings. To request a Borrowing, the Borrowers shall deliver a Borrowing Request to the Administrative Agent (a) in the case of a Eurocurrency Rate Borrowing, not later than 12:00 p.m. three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 12:00 p.m. on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.2:

(i)      the aggregate amount of the requested Borrowing;

(ii)     the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be a Base Rate Borrowing or a Eurocurrency Rate Borrowing;

(iv)    in the case of a Eurocurrency Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)     the location and number of the Borrowers’ account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.4.

If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Rate Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4     Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by the Applicable Time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of a Borrower maintained with the Administrative Agent and designated by the Borrowers in the applicable Borrowing Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.19(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(a)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the applicable Overnight Rate or (ii) in the case of the Borrowers, the interest rate applicable to Loans of the applicable Type. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.5     Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.3. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(a)     To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers. Notwithstanding any other provision of this Section, the Borrowers shall not be permitted to convert any Borrowing to a Type not available pursuant to the terms of this Agreement.

(b)     Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurocurrency Rate Borrowing; and

(iv)     if the resulting Borrowing is a Eurocurrency Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Rate Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(c)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)     If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurocurrency Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Rate Borrowing and (ii) unless repaid, each Eurocurrency Rate Borrowing shall become a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.6     Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(a)     The Borrowers may, at any time, reduce or terminate the Commitments; provided, that each partial reduction of the Commitments shall be in a minimum amount of $1,000,000 or in an integral multiple of $500,000 in excess thereof.

(b)     The Borrowers shall notify the Administrative Agent of any election to reduce or terminate the Commitments under clause (b) of this Section at least one Business Day prior to the effective date of such reduction or termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction or termination of the Commitments shall be permanent.

(c)     Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.7     Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Loan on the Maturity Date. The Borrowers will repay the principal amount of each Loan and the accrued interest thereon in the currency in which such Loan is denominated.

(a)     Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)     The Administrative Agent shall maintain a Register pursuant to Section 9.4(c) and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)     The entries made in the Register and the accounts maintained pursuant to clause (c) or (d) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with the terms of this Agreement.

(d)     Any Lender may request that Loans made by it be evidenced by a promissory note (each, a “Note”) in the form of Exhibit A. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Notes payable to the order of the payee named therein.

SECTION 2.8     Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (c).

(a)     The Borrowers shall make a prepayment of the Loans (on a pro rata basis) until paid in full, within five Business Days of the receipt by any Loan Party of any Net Cash Proceeds from any Recovery Event in excess of $10,000,000 in any twelve month period, in an amount equal to 100% of such Net Cash Proceeds; provided, that (x) so long as no Event of Default shall have occurred and be continuing and (y) upon written notice to the Administrative Agent, the Borrowers, directly or through one or more of its Subsidiaries, shall have the option to invest such Net Cash Proceeds within 180 days of receipt thereof in assets of the general type used in the business of the Parent and its Subsidiaries (provided that if, prior to the expiration of such 180-day period, the Parent, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional 90-day period, such 180-day period shall be extended to the date provided for such investment in such binding agreement).

(b)     The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Rate Borrowing, not later than 12:00 p.m. three Business Days before the date of prepayment, and (ii) in the case of prepayment of a Base Rate Borrowing, not later than 12:00 p.m. one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.6, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.6. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.8(a) shall be in an amount equal to $1,000,000 and integral multiple of $500,000 in excess thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10. If a Eurocurrency Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.14.

(c)     The Borrowers shall prepay Loans hereunder in such amounts and at such times (including in connection with any optional or scheduled reduction of the total amount of the Commitments) to assure that the total Revolving Credit Exposures do not exceed the then-current total amount of Commitments.

SECTION 2.9     Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.

(a)     The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent and the Administrative Agent in the Fee Letter.

(b)     All fees payable under this Section 2.9 shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

(c)     All fees payable hereunder shall be paid on the dates due, in Immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, to the Lenders. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.

(d)     The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Rate Loans on the average daily Dollar amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.20% per annum on the average daily Dollar amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last day of each such month, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within two (2) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit shall be paid in Dollars.

SECTION 2.10     Interest. (a) The Loans comprising each Base Rate Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(a)     The Loans comprising each Eurocurrency Rate Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b)     Notwithstanding the foregoing, upon the occurrence and during the continuation of (x) any Event of Default described in clauses (a), (b), (h), (i) or (j) of Article VII and (y) if requested by the Required Lenders, any other Event of Default, any interest on any Loan or any fee or other amount payable by the Loan Parties hereunder that was not paid when due, whether at stated maturity, upon acceleration or otherwise, and any outstanding principal of the Loans, shall bear interest, after as well as before any judgment, at a rate per annum equal to in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.10.

(c)     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, and upon termination of the Commitments; provided that (i) interest accrued pursuant to clause (c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or Overnight Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11     Alternate Rate of Interest. Notwithstanding any other provision of this Agreement, if prior to the commencement of any Interest Period for a Eurocurrency Rate Borrowing:

(a)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period or that deposits in Dollars are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan; or

(b)     the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, then (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Rate Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.12     Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;

(ii)     subject any Recipient to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 2.15, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurocurrency Rate Loan (or, in the case of any Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, or participations in Letters of Credit, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender or Issuing Bank (in good faith but in its sole discretion) to be material, then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender, Issuing Bank or other Recipient setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Lender, Issuing Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of any Lender, Issuing Bank or other Recipient to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s, Issuing Bank’s or other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender, Issuing Bank or other Recipient pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, Issuing Bank or other Recipient, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, Issuing Bank’s or other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)     Eurocurrency Liabilities. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrowers shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

SECTION 2.13     Illegality. (a) If any Lender determines that the introduction of, or any change in or in the interpretation or administration of, any Applicable Law, in each case after the date hereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make Eurocurrency Rate Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of that Lender to make Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist (which notice such Lender shall deliver promptly after such circumstances cease to exist), at which time such Lender shall notify the Administrative Agent and the Borrowers and such Lender’s obligation to make Eurocurrency Rate Loans shall be reinstated.

(a)     If a Lender determines that it is unlawful to maintain any Eurocurrency Rate Loan, the Borrowers shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Eurocurrency Rate Loans of such Lender then outstanding, together with interest accrued thereon and amounts required under Section 2.14 either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.

(b)     If the obligation of a Lender to make Eurocurrency Rate Loans has been suspended or a Lender may no longer maintain Eurocurrency Rate Loans, then concurrently with the making of any Eurocurrency Rate Loan by the other Lenders or with any prepayment required pursuant to clause (b) above, such Lender shall (without regard to whether the conditions specified in Section 4.2 have been satisfied in the case of Loans made pursuant to clause (b)) make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the applicable Borrowing and, so long as such circumstances shall continue, all Loans that such Lender would otherwise make or maintain as Eurocurrency Rate Loans shall instead be made or maintained as Base Rate Loans.

(c)     Before giving any notice to the Administrative Agent under this Section 2.13, the affected Lender shall designate a different Lending Office with respect to its Eurocurrency Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the good faith judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

SECTION 2.14     Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.6(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.17, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the applicable offshore interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.15     Taxes.

(a)     FATCA. For purposes of this Section 2.15, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(d)     Indemnification by the Borrowers. The Borrowers hereby indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Lender, the Borrowers shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority, provided that neither the Administrative Agent nor any Lender shall be under any obligation to provide any such notice to the Borrowers. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrowers hereby indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 2.15(e). Each Lender shall indemnify the Borrowers, and shall make payment in respect thereof, within ten days after demand therefor, for any amount that the Borrowers are required to pay to the Administrative Agent pursuant to the immediately preceding sentence.

(e)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)     Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.15, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)     Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested in writing by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(g)(ii)(A) and (ii)(B) and 2.15(h) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)     Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)     any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; and

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(h)     Documentation Required by FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)     Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of any Recipient, or have any obligation to pay to any Recipient, any refund of Taxes withheld or deducted from funds paid for the account of such Recipient, as the case may be. If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will a Recipient be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (i) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)     Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(k)     Updates. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.15 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

SECTION 2.16     Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, of amounts payable under Section 2.12, 2.14 or 2.15, or otherwise) prior to 12:00 p.m. on the date when due, in Immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon and fees with respect thereto. All such payments shall be made to the Administrative Agent at its applicable office(s) that the Administrative Agent specifies for the relevant currencies, except payments to be made directly to any Issuing Bank as expressly provided herein, and except that payments pursuant to Sections 2.12, 2.14, 2.15 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise provided herein, all payments under each Loan Document (including all fees) shall be made in Dollars.

(a)     If, at any time, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder and payment of Hedging Obligations, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements and Hedging Obligations then due to such parties.

(b)     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(y) the provisions of this Section 2.16(c) shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) the application of Cash Collateral provided for in Section 2.20 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.16(c) shall apply).

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(c)     Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(d)     The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.3(c).

SECTION 2.17     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or delivers a notice described in Section 2.13, or requires the Borrowers to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to Section 2.12 or 2.15, or illegality, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if any Lender delivers a notice described in Section 2.13 or if the Borrowers are required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17 (a) (each such Lender, an “Increased Cost Lender”), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)      the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.4;

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)     in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)     in the case of any such assignment resulting from a notice of illegality under Section 2.13, such assignment will eliminate such illegality;

(v)     such assignment does not conflict with Applicable Law; and

(vi)     in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender and Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effect any assignment of such Lender’s or Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.17. Each Lender agrees that if the Borrowers exercise their option hereunder to cause an assignment by such Lender as an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 9.4. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.4 on behalf of an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.4.

SECTION 2.18     Defaulting Lenders .

(a)     Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.8, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank; third, to Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account as Cash Collateral and released pro rata in such order as the Administrative Agent shall determine in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, (y) the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made, or the related Letters of Credit were issued, at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans, or LC Disbursements, of such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Loans are held by the Lenders pro rata in accordance with the Commitments under the Facility without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.9(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A)     Each Defaulting Lender shall be entitled to receive participation fees under Section 2.9 with respect to its participation in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(B)     With respect to any participation fees with respect to Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)     Defaulting Lender Cure. If the Borrowers and the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Loans to be held pro rata by the Lenders in accordance with the Commitments under the Facility (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)     New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.19     Letters of Credit.

(a)     General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Letters of Credit denominated in Dollars, in each case for the account of any Borrower, by delivering an LC Application, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any LC Application or other agreement submitted by Borrowers to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Letters of Credit shall constitute utilization of the Commitments.

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent and the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrowers also shall submit an LC Application in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of all Lenders shall not exceed the Letter of Credit Commitment, (ii) the Revolving Credit Exposure of the Issuing Bank shall not exceed the Issuing Bank’s Commitment, and (iii) the aggregate Revolving Credit Exposure of all Lenders shall not exceed the aggregate Commitment of all Lenders. The Borrowers may, at any time and from time to time, reduce or increase the Letter of Credit Commitment of the Issuing Bank; provided that the Borrowers shall not reduce or increase the Letter of Credit Commitment of the Issuing Bank if, after giving effect of such reduction or increase, the conditions set forth in clauses (i) through (iii) above shall not be satisfied. No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(c)     Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is three (3) Business Days prior to the Maturity Date.

(d)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or any Lender, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement not later than 12:00 p.m. on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 p.m. on the Business Day immediately following the day that the Borrowers receive such notice; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request that such payment be financed with a Loan in an amount of such LC Disbursement and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by such Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of its obligation to reimburse such LC Disbursement.

(f)     Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of recoupment or setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential, punitive or exemplary damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction by final and nonappealable judgment), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, (C) except as otherwise agreed by the Administrative Agent and the Issuing Bank, if such Letter of Credit is an initial stated amount less than $100,000, (D) if such Letter of Credit is to be denominated in a currency other than Dollars, or (E) if such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder. No Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)     Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)     Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Borrowings; provided that, if the Borrowers fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.10(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)     Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.9(d). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)     Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (i), (j) or (k) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense (provided that the Administrative Agent may only invest in cash or Cash Equivalent Investments), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

(k)     Reporting of Letter of Credit Information and LC Exposure. At any time that the Issuing Bank is not also the financial institution acting as Administrative Agent, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (iv) upon the request of the Administrative Agent, the Issuing Bank shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, cash collateral, or termination in respect of Letters of Credit issued by the Issuing Bank) with respect to each Letter of Credit issued by the Issuing Bank that is outstanding hereunder. In addition, the Issuing Bank shall provide notice to the Administrative Agent of its LC Exposure, or any change thereto, promptly upon it becoming an Issuing Bank or making any change to its LC Exposure. No failure on the part of the Issuing Bank to provide such information pursuant to this clause shall limit the obligations of the Borrowers or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.

(l)     Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.”

SECTION 2.20     Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Cash Collateral Amount; provided that if a Defaulting Lender shall exist, the Borrower shall not be required to Cash Collateralize the Issuing Bank’s Fronting Exposures under this Section 2.20, if such Defaulting Lender is The Bank of Nova Scotia or an Affiliate of The Bank of Nova Scotia.

(a)     Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (b) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Cash Collateral Amount the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the applicable Defaulting Lender).

(b)     Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.18 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)     Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.18, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that, to the extent that such Cash Collateral was provided by the Borrower and was originally subject to the security interest granted pursuant to the Loan Documents, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Article III

Representations and Warranties

The Loan Parties represent and warrant to the Administrative Agent, the Issuing Banks and the Lenders that:

SECTION 3.1     Organization; Powers. Each of the Loan Parties is duly organized, validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and, to the extent such concept is relevant in the applicable jurisdiction, is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.2     Authorization; Enforceability. The Transactions are within the corporate powers of the Loan Parties and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3     Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or any Organic Document of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other Instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party (except for Liens under the Security Documents).

SECTION 3.4     Financial Condition; No Material Adverse Effect. (a) The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income and cash flows (i) as of and for the fiscal year ended 2012, reported on by independent public accountants acceptable to the Administrative Agent. Such financial statements present fairly the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.

(a)     Neither the Parent nor any of its Subsidiaries or the Greens Creek Joint Venture has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the most recent financial statements delivered to the Administrative Agent or in the notes thereto other than those liabilities not required under GAAP to be provided for or disclosed in the most recently delivered financial statements or notes thereto, those liabilities that have been disclosed in the Disclosure Schedules and liabilities in the ordinary course of business since the date of the most recently delivered financial statements. No Material Adverse Effect has occurred since December 31, 2012, and no other facts or circumstances exist that have had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)     Except as disclosed in any SEC filings, all balance sheets, all statements of income and of cash flows and all other financial information of the Parent and its Subsidiaries furnished pursuant to Section 5.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the financial statements referred to in Section 3.4(a), and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 3.5     Properties. (a) Each of the Parent and its Subsidiaries has (i) in the case of owned real property, good and marketable title to, (ii) in the case of owned personal property, good and valid title to and (iii) in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all its real and personal property necessary or used in the ordinary conduct of its business, except for defects in title that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The property of the Parent and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.3 or as disclosed on Schedule 3.5.

(a)     Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, domain names and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)     Without limiting the generality of the foregoing clause (a), all lands being mined by the Greens Creek Joint Venture (other than land not material to the Greens Creek Joint Venture’s production of metals) are (i) patented claims of the Greens Creek Joint Venture, (ii) unpatented claims of the Greens Creek Joint Venture or (iii) subject to the Land Exchange Agreement.

SECTION 3.6     Litigation. Parent has not received any service of process or any notice of any actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries (i) except as disclosed on Schedule 3.6, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

SECTION 3.7     Compliance with Laws and Agreements. Except as disclosed on Schedule 3.7, or where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each of the Parent and its Subsidiaries is in compliance in all material respects with all Applicable Law. Each of the Parent and its Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

SECTION 3.8     Investment Company Status; Other Laws. Neither the Parent nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.9     Taxes. Each of the Parent and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all federal and other material Taxes required to have been paid by it, except Taxes that are (i) in an aggregate amount less than $500,000 and of which non-payment does not result in a Lien on the Collateral that continues for more than 180 days, or (ii) being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves.

SECTION 3.10     ERISA Compliance. Each Plan is in compliance in all material respects with all applicable requirements of ERISA, the IRC and other Applicable Law. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Parent and each ERISA Affiliate has complied with the Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding requirements under the Funding Rules has been applied for or obtained. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430 of the IRC) is 60% or higher and no facts or circumstances exist that could reasonably be expected to cause the funding target attainment percentage to drop below such threshold as of the most recent valuation date.

SECTION 3.11     Insurance. The properties of the Parent and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates.

SECTION 3.12     Margin Regulations. Neither the Parent nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.13     Subsidiaries; Equity Interests. All of the outstanding Equity Interests in the Parent’s Subsidiaries owned by the Parent or a Subsidiary of the Parent have been validly issued, are fully paid and nonassessable and, as of the Effective Date, are free and clear of all Liens (other than Liens under the Security Documents and Liens permitted under Section 6.3). All of the outstanding Equity Interests in the Parent have been validly issued, and are fully paid and nonassessable.

SECTION 3.14     Anti-Money Laundering and Anti-Terrorism Finance Laws. To the extent applicable, each Loan Party is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).

SECTION 3.15     [Reserved].

SECTION 3.16     Security Documents. (a) Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the holders of Secured Obligations, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Equity Interests pledged under the Pledge Agreement (the “Pledged Stock”), when the Administrative Agent obtains control of stock certificates representing the Pledged Stock, and in the case of the Collateral described in the Security Agreement, when financing statements and other filings in appropriate form are or have been filed in the appropriate offices, each of the Security Agreement and the Pledge Agreement shall constitute a fully-perfected Lien on, and security interest in, all right, title and interest of the Grantors in such Collateral and the proceeds thereof, to the extent a security interest can be perfected by filing or other action required thereunder as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than the Pledged Stock with respect to which the Collateral Agent has control, Liens permitted by Section 6.3).

(a)     Each of the Mortgages is effective to create in favor of the Collateral Agent or the Mine Collateral Agent (as the case may be), for the benefit of the holders of Secured Obligations, a legal, valid and enforceable Lien on the mortgaged Properties described therein and proceeds thereof, contains all remedies customarily afforded to a commercial lender in the jurisdiction in which the applicable mortgaged Property is located, and when the Mortgages are or have been filed in the appropriate offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such properties and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except for Liens permitted by Section 6.3).

SECTION 3.17     Solvency, etc. On the Effective Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including contingent liabilities) as such value is established and liabilities evaluated, (b) the present fair marketable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital. The amount of the “contingent liabilities” referenced in clause (a) and clause (c) at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

SECTION 3.18     Real Property. Set forth on Schedule 3.18 is a complete and accurate list, as of the Effective Date of the address and tax parcel number (if required to file a mortgage against the relevant parcel) of each parcel of real property that is (a) owned or leased by any Grantor and (b) constitutes a portion of the Collateral, together with, in the case of any leased Mineral Property, the name of the lessor of such Mineral Property.

SECTION 3.19     Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.20     Labor Matters. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters.

SECTION 3.21     Subordinated Debt. The subordination provisions of the Subordinated Debt (if any) are enforceable against the holders of the Subordinated Debt by the Administrative Agent and the Lenders. All Obligations constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Debt (if any). The Parent acknowledges that the Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans and issuing the Letters of Credit in reliance upon the subordination provisions of the Subordinated Debt (if any) and this Section 3.21.

SECTION 3.22     Foreign Corrupt Practices Act. No part of the proceeds of the Loans or Letters of Credit shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

SECTION 3.23     Sanctions Laws. No Loan Party and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans or Letters of Credit is any of the following (a “Restricted Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (ii) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (iii) an agency of the government of a country, an organization controlled by a country, or a Person resident in a country that is subject to a sanctions program identified on the lists maintained by OFAC; or (iv) a Person that derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or person. Further, none of the proceeds from the Loans shall be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization or Person subject to OFAC sanctions.

SECTION 3.24     Immunity. Each Loan Party is subject to civil and commercial law with respect to its Obligations, and the execution, delivery and performance of the Loan Documents by each Loan Party constitute private and commercial acts rather than public or governmental acts. No Loan Party nor any of its properties has any immunity in Canada or in any other jurisdiction from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process or remedy with respect to the Obligations or any of their other respective agreements under the Loan Documents.

SECTION 3.25     Pari Passu. The Obligations of each Loan Party are and will be direct, unconditional and unsubordinated obligations, and do rank and will rank at least pari passu with all other present and future senior unsecured and unsubordinated Indebtedness (except for obligations mandatorily preferred under Applicable Law), of such Loan Party.

SECTION 3.26     Foreign Taxes. There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which a Loan Party is organized and existing either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by such Loan Party pursuant to the Loan Documents, except as has been disclosed to the Administrative Agent.

SECTION 3.27     Environmental Matters. Except as set forth on Schedule 3.27:

(a)     all facilities and property (including Mineral Properties and underlying groundwater) owned or leased by any Loan Party or by the Greens Creek Joint Venture have been, and continue to be, owned or leased by such Loan Party or the Greens Creek Joint Venture in material compliance with all Environmental Laws, except as, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect;

(b)     there have been no past, and there are no pending or threatened written (i) claims, complaints, notices or requests for information received by any Loan Party or by the Greens Creek Joint Venture relative to any alleged violation of any Environmental Law that, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect, or (ii) complaints, notices or inquiries to any Loan Party or to the Greens Creek Joint Venture regarding potential liability under any Environmental Law, that, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect;

(c)     there have been no Releases of Hazardous Materials at, on, under or migrating from any Mineral Property or other Property now owned or leased by any Loan Party or by the Greens Creek Joint Venture that have, or would reasonably be expected to have, a Material Adverse Effect;

(d)     the Loan Parties and the Greens Creek Joint Venture have been issued and are in compliance with all Governmental Approvals relating to environmental matters necessary for the operation of their business other than any non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(e)     no Mineral Property or other Property owned or leased by any Loan Party or by the Greens Creek Joint Venture is listed on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(f)     there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any Property owned or leased by any Loan Party or by the Greens Creek Joint Venture that, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect;

(g)     the Loan Parties and the Greens Creek Joint Venture have not transported, sent or arranged for the transportation or disposal of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims (including claims for remedial work, damage to natural resources or personal injury) against any such Loan Party or the Greens Creek Joint Venture that, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect;

(h)     there are no polychlorinated biphenyls or friable asbestos present at any Mineral Property or other Property now or previously owned or leased by any Loan Party or by the Greens Creek Joint Venture that, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect; and

(i)     no other conditions exist at, on or under any Mineral Property or other Property now or previously owned or leased by any Loan Party or by the Greens Creek Joint Venture which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.28     Condition of Business Operations. Except as set forth on Schedule 3.28, during the period from and after December 31, 2012, (i) neither the business nor the operations of any Loan Party or the Greens Creek Joint Venture has been disrupted by any casualty, act of God or any other action, and (ii) no part of any mine, mill or tailings system or Mineral Processing Plant owned or operated by the Parent, by any of its Subsidiaries or by the Greens Creek Joint Venture has experienced any failure, which disruption or failure would reasonably be expected to result in a Material Adverse Change.

SECTION 3.29     Mining Rights. Each of the Parent and its Subsidiaries and the Greens Creek Joint Venture has acquired all Mining Rights and Mineral Properties which are required as of each date this representation is made in connection with the operation of its respective mines as they are operated as of each date this representation is made, and has obtained such other surface and other rights as are necessary as of each date this representation is made for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities in connection with the operation of each mine as it is operated as of each date that this representation is made, except for such Mining Rights or Mineral Properties or other surface and other rights, the lack of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All such Mining Rights, Mineral Properties and other rights are sufficient as of each date this representation is made in scope and substance for the operation of each mine owned or operated by Parent or any of its Subsidiaries as each such mine is operated as of each date this representation is made.

SECTION 3.30     Greens Creek Operations. The Greens Creek Joint Venture Agreement is in full force and effect and no material default has occurred and is continuing thereunder. No transfer of rights and interests to the Secured Parties as a result of their exercise of rights and remedies under the Loan Documents would prohibit or limit the Greens Creek Joint Venture or the operation of the Greens Creek Mine under Applicable Law or, except as disclosed in any Schedule hereto, prevent the Parent or any Subsidiary thereof in the Greens Creek Joint Venture from obtaining, amending, revising, renewing, or maintaining in good standing any Governmental Approvals necessary to conduct operations at the Greens Creek Mine; provided, however, that, it is hereby acknowledged and agreed that the exercise of the Secured Parties’ rights and remedies may require amendments to, or reissuance of, Governmental Approvals necessary to operate the Greens Creek Mine.

SECTION 3.31     Indebtedness of the Greens Creek Group. No member of the Greens Creek Group has incurred any Indebtedness other than Indebtedness permitted under Section 6.18.

SECTION 3.32     Material Adverse Effect.

(a)     There has been no Material Adverse Change.

(b)     Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.33     Material Contracts. Neither the Parent nor any Subsidiary is in default under or relative to any Material Contracts that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Article IV

Conditions

SECTION 4.1     Conditions to Existing Credit Agreement. The obligations of the Lenders to make Loans under the Existing Credit Agreement were contingent on each of the following conditions being satisfied (or waived in accordance with Section 9.2 of the Existing Credit Agreement):

(a)     The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party by a signatory that is authorized, or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)     The Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent (and, in the case of any opinion delivered pursuant to this clause (b), the Borrowers hereby request that such opinion be delivered by the relevant counsel):

(i)       a counterpart of the Guaranty executed by each Guarantor;

(ii)      a counterpart of the Security Agreement executed by each Grantor other than Hecla Limited;

(iii)     a counterpart of the Pledge Agreement executed by each Grantor that owns an Equity Interest in any member of the Greens Creek Group, together with all certificates, instruments, transfer powers and other items required to be delivered in connection therewith;

(iv)     counterparts of each Local Security Document, executed by the Grantors party thereto, together with an opinion of counsel to such Grantors with respect thereto;

(v)      counterparts of a Mortgage encumbering the Mineral Properties comprising the Greens Creek Mine, duly executed by the members of the Greens Creek Group that own such Mineral Properties, providing for a fully perfected Lien, in favor of the Mine Collateral Agent, in all right, title and interest of such members of the Greens Creek Group in such Property, together with:

(A)     evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien against the Properties of the Greens Creek Group;

(B)     mortgagee’s title insurance policies, title reports or title opinions in favor of the Collateral Agent for the benefit of the Secured Parties in amounts and in form and substance and issued by insurers or title counsel, satisfactory to the Administrative Agent, relative to the Property purported to be covered by such Mortgage, that the interests created by each Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Administrative Agent;

(C)     true and correct copies, certified by the Greens Creek Manager, of (a) all Mortgage Consents and Consents set forth in Schedule 4.1 required in connection with the Properties to be encumbered by Mortgage and the Security Agreement delivered pursuant to this Section 4.1, and (b) all Governmental Approvals that may be requested by the Administrative Agent;

(D)     such other approvals, opinions or documents as the Administrative Agent may request in form and substance satisfactory to the Administrative Agent including consents and estoppel agreements from landlords, in form and substance satisfactory to the Administrative Agent and the title insurer, and a real estate appraisal for each such property (other than Mineral Properties) prepared in accordance with the requirements of the Financial Institutions Reform Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder; and

(E)     if any portion of the real Property covered by such Mortgage is located in any area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts, a policy of flood insurance with financially sound and reputable insurance companies that (i) covers any parcel of such Property that is located in a flood zone and (ii) is written in an amount not less than the (x) outstanding principal amount of the Obligations secured thereby and (y) the maximum limit of coverage made available with respect to such Property under the Flood Insurance Acts;

(vi)      each document (including Uniform Commercial Code and BC PPSA (and any other relevant) financing statements) required by the Security Documents (including the Local Security Documents) or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent or the Mine Collateral Agent (as the case may be), for the benefit of the holders of Secured Obligations, a perfected Lien on the Collateral described therein, prior to all other Liens (subject only to Liens permitted pursuant to Section 6.3), in proper form for filing, registration or recording;

(vii)     certified copies of Uniform Commercial Code and other Lien search reports dated a date near to the Effective Date, listing all effective financing statements and other Lien filings that name any Loan Party as debtors, together with (A) copies of such financing statements or other Lien filings and (B) such Uniform Commercial Code termination statements or amendments or other Lien terminations as the Administrative Agent may request;

(viii)     such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties (which, for the avoidance of doubt, shall include good standing certificates of the Parent from the State of Idaho and the State of Alaska, in addition to the State of Delaware), the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions;

(ix)     executed Notes for each Lender that notifies the Borrowers and the Administrative Agent at least five days prior to the Effective Date that it will exercise its right to a Note on the Effective Date pursuant to Section 2.7(e);

(x)      evidence satisfactory to the Administrative Agent of the receipt of all Consents required to effect the Transactions, including all Governmental Approvals, if applicable;

(xi)     a certificate, dated the Effective Date and signed by a Responsible Officer of the Parent, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.2; and

(xii)     a solvency certificate as to the Parent executed by a Financial Officer.

(c)     The Administrative Agent shall have received:

(i)      a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Sheppard, Mullin, Richter and Hampton, LLP, U.S. counsel for the Loan Parties, substantially in the form of Exhibits H, and

(ii)     a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Stoel Rives LLP, Alaska counsel for the Loan Parties,

in each case, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(d)     Each Lender shall have received payment of all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder (including payment of the invoiced and reasonable documented fees, charges and out-of-pocket expenses of counsel and independent engineer of the Administrative Agent and the Arrangers).

(e)     The Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(f)     There shall have been no Material Adverse Change.

SECTION 4.2     Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)     The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)     The Administrative Agent shall have received a Borrowing Request. Each of the delivery of a Borrowing Request and the acceptance by the Borrowers of the proceeds of the Loans made by the Lenders pursuant to such Borrowing Request and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Parent and the Borrowers that on the date that such Loans are made (both immediately before and after giving effect to the making of such Loans and the application of the proceeds thereof) the statements made in clauses (a) and (b) are true and correct (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(d)     All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

Article V

Affirmative Covenants

The Loan Parties covenant and agree with the Administrative Agent, the Issuing Banks and the Lenders that, until the Termination Date:

SECTION 5.1     Financial Statements; Other Information. The Parent shall (x) furnish to the Mine Collateral Agent the information required to be delivered pursuant to Sections 3(d) and 3(f) of the HazMat Indemnity Agreement on the terms set forth in therein, and (y) furnish to the Administrative Agent and each Lender:

(a)     as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by a Financial Officer of the Parent (subject to normal year end audit adjustments);

(b)     as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Parent and its Subsidiaries, and the related consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent;

(c)     concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by a Financial Officer of the Parent, (i) showing compliance with the financial covenants set forth in Section 6.1, (ii) setting forth the Total Net Leverage Ratio (for purposes of determining the Applicable Rate pursuant to Schedule 1.1), (iii) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Parent or another Loan Party has taken or proposes to take with respect thereto), (iv) designating one or more of the Parent’s Subsidiaries as Material Subsidiaries if, in the absence of such designation, the aggregate assets or revenues of all Immaterial Subsidiaries of the Parent would exceed the aggregate amounts set forth in clauses (iii) and (iv) of the first proviso to the definition of “Immaterial Subsidiary”, (v) certifying that the Subsidiaries of the Parent previously designated as Immaterial Subsidiaries remain Immaterial Subsidiaries as of the date thereof, (vi) updating the schedules of the Security Documents, as may be provided therein, and (vii) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b) (relative to the 2012 Fiscal Year and thereafter), the amount of Excess Cash Flow for such Fiscal Year (together with a detailed calculation thereof);

(d)     as soon as possible and in any event within three days after the Parent or any other Loan Party obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Parent setting forth details of such Default and the action which the Parent or such Loan Party has taken and proposes to take with respect thereto;

(e)     at the time of each prepayment required under Section 2.8, (x) a certificate signed by a Financial Officer of the Parent setting forth in reasonable detail the amount of such prepayment and (y) to the extent practicable, at least three days’ prior written notice of such prepayment specifying the principal amount of Loans to be prepaid;

(f)     as soon as possible and in any event within five Business Days after the Parent or any other Loan Party obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 3.6 which could reasonably be expected to have a material adverse effect on the outcome of such litigation, action, proceeding or labor controversy or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 3.6, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto promptly upon receipt thereof;

(g)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;

(h)     copies of all detailed financial and management reports submitted to any Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of such Loan Party;

(i)     promptly following the mailing or receipt of any notice or report delivered under the terms of any Permitted Additional Indebtedness, any Subordinated Debt or any Designated Preferred Stock Documents, copies of such notice or report;

(j)     promptly following receipt thereof by the Parent, (i) a copy of the quarterly progress reports on the operations of the Greens Creek Joint Venture and each other operating mine of the Parent and its Subsidiaries and quarterly supplemental financial data with respect to the Greens Creek Joint Venture and each other operating mine of the Parent and its Subsidiaries, for the immediately preceding calendar quarter and (ii) a copy of the unaudited balance sheet and the related statements of income and cash flow of the Greens Creek Joint Venture for each Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year;

(k)     as soon as available and, in any event, within

(i)       55 days after the end of each Fiscal Year, updated capital, operating and exploration budgets of the Parent and its Material Subsidiaries, certified by a Responsible Officer of the Parent;

(ii)     100 days after the end of each Fiscal Year (including Fiscal Year 2015, in spite of the fact that the Effective Date is in Fiscal Year 2016), an updated Hecla Mine Plan, certified by a Responsible Officer of the Parent; and

(iii)     100 days after the end of each Fiscal Year, updated mineral reserve statements for the Parent and its Subsidiaries, certified by a Responsible Officer of the Parent;

(l)     as soon as possible and in any event within three Business Days after the Parent or any other Loan Party obtains knowledge of the commencement of any suit, action or proceeding arising under any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect, or any other adverse claim asserted against any Loan Party or with respect to its properties which could reasonably be expected to result in a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(m)     promptly upon the occurrence of any material event relating to the Greens Creek Mine, the Lucky Friday Mine, the Casa Berardi Mine and each other operating mine of the Parent and its Subsidiaries, including any unscheduled shutdowns of, or disruptions to, the mining operations of the Greens Creek Mine, the Lucky Friday Mine, the Casa Berardi Mine and each other operating mine of the Parent and its Subsidiaries, notice thereof;

(n)     promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to, or as to compliance with, laws relating to employee health and safety (including the Occupational Safety and Health Act, 29 U.S.C.A. §651 et. seq. and the Federal Mine Safety and Health Act, 30 U.S.C.A. §801 et. seq.), to the extent conditions described in such claims, complaints, notices and inquiries could reasonably be expected to result in a liability for the Parent and its Subsidiaries in an aggregate amount exceeding $1,000,000 and shall promptly resolve any material non-compliance with such laws (except to the extent such non-compliance is being diligently contested in good faith) and keep its property free of any Lien imposed by such laws;

(o)     as soon as available and in any event within 55 days after the end of each of the Fiscal Quarters of each Fiscal Year, reports with respect to all Hedging Agreements entered into by Parent and its Subsidiaries as contemplated by this Agreement, which reports shall be in form and substance satisfactory to the Administrative Agent;

(p)     promptly, and in any event within ten Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(q)     promptly upon the Parent or any other Loan Party obtaining knowledge thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(r)     promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.1(y) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address specified pursuant to Section 9.1; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent and each Lender (by telecopy or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents.

Except for the delivery of Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in clause (y) above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.2     Taxes. The Parent shall, and shall cause each of its Subsidiaries to, make payment (before the same become delinquent) of all Taxes imposed upon the Parent or its Subsidiaries or upon their property, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Parent or its Subsidiaries, as applicable.

SECTION 5.3     Existence; Conduct of Business; Governmental Approvals. The Parent shall, and shall cause each of its Material Subsidiaries to,

(a)     do, obtain and maintain, or cause to be done, obtained and maintained, all Governmental Approvals and other things necessary to preserve, renew and keep in full force and effect its legal existence and good standing in the relevant jurisdictions, and the rights, licenses, permits, privileges and franchises necessary or desirable in the conduct of its business and the business of the Greens Creek Joint Venture, except where the failure to do so could not reasonably be expected to have either individually, or in the aggregate, a Material Adverse Effect,

(b)     comply with the terms of its limited liability company agreement, articles of incorporation, by-laws (as the case may be) and other Organic Documents,

(c)     observe all organizational formalities, including holding appropriate meetings or actions by written consent, as required by all Applicable Law, except where the failure to observe such formalities would not cause a Material Adverse Effect,

(d)     maintain an arm’s-length relationship with its Affiliates and not hold itself out as being liable for the debts of any of its Affiliates (other than with respect to obligations expressly permitted hereunder), and

(e)     (i) keep its assets and its liabilities wholly separate from those of all other entities, including but not limited to its Affiliates, (ii) to maintain its assets and liabilities in such a manner that it is not materially costly or difficult to segregate, ascertain or otherwise identify the Subsidiary’s individual assets and liabilities from those of any other Person, and (iii) clearly indicate on its consolidated financial statements furnished pursuant to Section 5.1 that all of the interests in the Greens Creek Joint Venture held by the Borrowers are held separate and apart from the assets of the Parent and the other Subsidiaries of the Parent;

provided that none of the foregoing terms of this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.4.

SECTION 5.4     Payment of Obligations. The Parent shall, and shall cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5     Maintenance of Properties; Insurance.

(a)     The Parent shall, and shall cause each of its Material Subsidiaries and the Greens Creek Joint Venture to, (i) except as permitted under Section 6.5 keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (iii) maintain, with financially sound and reputable insurance companies, not Affiliates of the Parent, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(b)     The Parent shall cause each issuer of an insurance policy with respect to it or one of its Subsidiaries or the Greens Creek Joint Venture to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lenders’ loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent and each Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 Business Days’ notice shall be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent.

SECTION 5.6     Books and Records; Inspection Rights.

(a)     The Parent shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that when a Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Parent at any time during normal business hours and without advance notice. All such inspections or audits by the Administrative Agent shall be at the Parent’s expense; provided that so long as no Default exists, the Parent shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than once in each Fiscal Year. The Parent hereby authorizes and instructs its independent accountants to discuss the Parent’s affairs, finances and condition with the Administrative Agent and any Lender, at the Administrative Agent’s or such Lender’s request.

(b)     The Parent will provide to the Administrative Agent written or verbal reports on the status of the litigation set forth in or referred to in Schedule 3.6, at such times and intervals (but in any event no more than once a month, unless there has been a material adverse development with respect to the outcome of such litigation) as the Administrative Agent shall reasonably determine to assess the status and progress of such litigation, including a report on the issuance of significant rulings and the taking of important testimony. The Parent will also cause the Parent’s legal counsel in connection with such litigation to be available to discuss (provided the Parent’s General Counsel or such counsel’s designee has been provided a reasonable opportunity to be present during such discussion) any such reports with the Administrative Agent at the reasonable request of the Administrative Agent (which requests shall not be more than once a month, unless there has been a material adverse development with respect to the outcome of such litigation); provided, however, that the terms of this clause (b) shall not be deemed to authorize or require any attorney to disclose information that, if disclosed pursuant to this clause (b), would, in such attorney’s written opinion, violate the attorney-client privilege between such attorney and the Parent. The Parent shall pay the fees of counsel incurred in connection with the Administrative Agent’s exercise of its rights pursuant to this Section 5.6.

SECTION 5.7     Compliance with Laws. The Parent shall, and shall cause each of its Subsidiaries to, comply in all material respects with Applicable Law.

SECTION 5.8     Use of Proceeds and Letters of Credit. The proceeds of the Loans shall be used only for the purposes of (a) repay any outstanding Obligations (as defined in the Existing Credit Agreement) on the Effective Date, and (b) for the general working capital and corporate purposes of the Parent and its Subsidiaries. No part of the proceeds of any Loan or Letter of Credit shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. Letters of Credit shall be issued only to support the general corporate purposes of the Parent and its Subsidiaries.

SECTION 5.9     Further Assurances. (a) The Parent shall take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Secured Obligations are (i) secured by first priority, perfected Liens on substantially all of the property (real and otherwise), rights and other assets of the Greens Creek Group with respect to the Greens Creek Mine and the Greens Creek Joint Venture, including a collateral assignment of the Greens Creek Joint Venture Agreement, (ii) secured by all Equity Interests of each Person in the Greens Creek Group; and (iii) guaranteed by each Guarantor (including (A) upon the acquisition or creation thereof, any Material Domestic Subsidiary acquired or created after the Effective Date, and (B) subject to the terms of Section 5.16, Aurizon), in each case as the Administrative Agent may determine, including (x) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, collateral access agreements, financing statements and other documents, and the filing or recording of any of the foregoing and (y) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

(a)     With respect to any Mining Rights or Mineral Properties acquired after the Effective Date by any of the Greens Creek Group or any other Loan Party adjacent to, near or relating to the Greens Creek Mine, the applicable Loan Parties shall, not later than the end of the Fiscal Quarter in which such Property was acquired (i) execute and deliver a first priority Mortgage, in favor of the Mine Collateral Agent, for the benefit of the holders of Secured Obligations, covering such Property, (ii) if requested by the Administrative Agent, provide mortgagee’s title insurance policies, title reports or title opinions in favor of the Collateral Agent for the benefit of the Secured Parties in amounts and in form and substance and issued by insurers or title counsel, reasonably satisfactory to the Administrative Agent, relative to the Property purported to be covered by such Mortgage, that the interests created by each Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions and title opinions or reports relating to the matters described above, which opinions and reports shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b)     If any additional Material Subsidiary of the Parent is formed or acquired after the Effective Date, the Parent shall, within 15 Business Days (or such longer period as the Administrative Agent may agree) after such newly formed or acquired Material Subsidiary is formed or acquired, notify the Administrative Agent thereof.

(c)     The Parent shall furnish to the Administrative Agent at least 30 days’ prior written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization, or (iii) in any Loan Party’s organizational identification number.

(d)     Subject to Section 4.1 of the Security Agreement, the Loan Parties shall notify the Administrative Agent at least 30 days prior to altering the jurisdiction in which Collateral consisting of Inventory (as defined in the Security Agreement) is stored, and shall take all actions necessary to maintain the Secured Parties’ first-priority perfected security interest in such Collateral (including, as applicable, entering into a collateral access agreement).

SECTION 5.10     Pari Passu. The Parent shall take all actions to ensure that at all times the Obligations constitute unconditional general obligations of each Loan Party ranking at least pari passu in all respects with all present and future other senior unsecured and unsubordinated Indebtedness of such Loan Party (except for obligations mandatorily preferred under Applicable Law).

SECTION 5.11     Material Subsidiaries. In the event of a transfer of assets from the Parent or any of its Subsidiaries to an Immaterial Subsidiary, the Parent shall designate, in a notice to the Lenders, (i) such Immaterial Subsidiary as a Material Subsidiary (if such Subsidiary would be a Material Subsidiary (on a pro forma basis) as of the last day of the Fiscal Quarter during which such transfer occurs) and (ii) one or more of its other Subsidiaries as Material Subsidiaries if, in the absence of such designation, the aggregate assets or revenues of all Immaterial Subsidiaries of the Parent would exceed the aggregate amounts set forth in clauses (iii) and (iv) of the first proviso in the definition of “Immaterial Subsidiary”.

SECTION 5.12     Maintenance of Mining Rights. The Parent will, and will cause each of its Subsidiaries and the Greens Creek Joint Venture to maintain all material Mining Rights which are required in connection with the operation of its mines as they are then operated, and will obtain such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with each mine. All such Mining Rights and other rights will be sufficient in scope and substance for the operation of each mine then owned or operated by Parent or any of its Subsidiaries or the Greens Creek Joint Venture as they are then operated.

SECTION 5.13     Arm’s-Length Transactions. The Parent and its Subsidiaries shall only sell Primary Minerals to the Parent and its Subsidiaries on fair and reasonable prices and other terms that are no less favorable than could be obtained in an arm’s length transaction with a Person that is not an Affiliate of the Parent or any of its Subsidiaries.

SECTION 5.14     Environmental Law. The Parent will, and will cause each of its Subsidiaries to:

(a)     use and operate all of its and their facilities and properties in compliance in all material respects with all Environmental Laws material to the operations of the Parent and its Subsidiaries, keep all necessary Governmental Approvals relating to environmental matters material to the operations of the Parent and its Subsidiaries in effect, and remain in material compliance therewith, and handle all Hazardous Materials in compliance in all material respects with all such Environmental Laws; and

(b)     promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and shall keep its property free of any Lien imposed by any Environmental Law.

SECTION 5.15     Issuance of Subordinated Debt; Status of Obligations as Senior Indebtedness, etc.

(a)     To the extent the Parent issues any Subordinated Debt, (i) the Parent shall have the power and authority to incur such Subordinated Debt as provided for under the Subordinated Debt Documents applicable thereto, and shall have duly authorized, executed and delivered the Subordinated Debt Documents applicable to such Subordinated Debt, (ii) the Parent shall issue, pursuant to such due authorization, such Subordinated Debt under the applicable Subordinated Debt Documents, and such Subordinated Debt Documents shall constitute the legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity), and (iii) the subordination provisions of all such Subordinated Debt contained in the related Subordinated Debt Documents shall be enforceable against the holders of the Subordinated Debt by the holder of any “Senior Indebtedness”, (as defined in such Subordinated Debt Documents), or such similar term as would refer to the Obligations.

(b)     To the extent any Designated Preferred Stock is issued after the Effective Date, such Designated Preferred Stock shall contain provisions which prohibit the declaration, payment or setting aside of funds for payment of dividends on such Designated Preferred Stock following the occurrence and during the continuance of a Default, and the holder of any “Senior Indebtedness” (as defined in the applicable Designated Preferred Stock Documents) or such similar term as would refer to the Obligations, shall be a third party beneficiary of such provisions.

(c)     All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and fees and expenses in connection therewith, constitute “Senior Indebtedness” (or such similar term in the Subordinated Debt Documents as would refer to the Obligations), and all such Obligations are entitled to benefit from the subordination provisions of the Subordinated Debt Documents.

SECTION 5.16     Aurizon Covenants.

(a)     In the event that Aurizon shall enter into a guarantee (or some other form of credit support) of Indebtedness of any Affiliate of the Parent, Aurizon shall (i) enter into a guaranty of the Obligations, and (ii) become a Loan Party under the Loan Documents to which it is a party, on terms reasonably satisfactory to the Administrative Agent.

(b)     Subject to the restrictions set forth in Section 6.2, Aurizon shall not create, incur, assume or permit to exist any Indebtedness outstanding at any time in excess of $20,000,000 (provided that any Indebtedness in respect of performance bonds and reclamation bonds issued as a requirement of a Government Authority for the purpose of addressing an Environmental Liability shall not be subject to any limitation).

Article VI

Negative Covenants

The Loan Parties covenant and agree with the Administrative Agent, the Issuing Banks and the Lenders that, until the Termination Date:

SECTION 6.1     Financial Covenants.

(a)     Secured Leverage Ratio. The Loan Parties shall not permit the Secured Leverage Ratio, as of the last day of any Fiscal Quarter ending on or after the Effective Date, and calculated for the period of four consecutive Fiscal Quarters ending on such date, to be greater than 2.50:1.00.

(b)     Total Net Leverage Ratio. The Loan Parties shall not permit the Total Net Leverage Ratio,

(i)     as of the last day of any Fiscal Quarter ending on or after December 31, 2015 but prior to March 31, 2017, and calculated for the period of four consecutive Fiscal Quarters ending on such date, to be greater than 5.00:1.00; and:

(ii)     as of the last day of any Fiscal Quarter ending on or after March 31, 2017, and calculated for the period of four consecutive Fiscal Quarters ending on such date, to be greater than 4.00:1.00.

(c)     Interest Coverage Ratio. The Loan Parties shall not permit the Interest Coverage Ratio, as of the last day of any Fiscal Quarter ending on or after the Effective Date, and calculated for the period of four consecutive Fiscal Quarters ending on such date, to be less than 3.00:1.00.

(d)     Consolidated Tangible Net Worth. The Loan Parties shall not permit Consolidated Tangible Net Worth as of the end of any Fiscal Quarter to be less than the sum of (i) an amount equal to 80% of Consolidated Net Worth at the Effective Date, and (ii) an amount equal to 50% of the Net Income earned in each full Fiscal Quarter ending after the Effective Date (with no deduction for a net loss in any such Fiscal Quarter).

SECTION 6.2     Indebtedness. The Parent shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)     Indebtedness created under the Loan Documents;

(b)     Indebtedness existing on the date hereof and set forth in Schedule 6.2, and any Refinancing of such Indebtedness;

(c)     Indebtedness of any Subsidiary (other than a Borrower or Hecla Admiralty) owing to the Parent or any other Subsidiary (but only a Subsidiary Guarantor if the Subsidiary owing such Indebtedness is a Subsidiary Guarantor);

(d)     Guarantees by any Loan Party of Indebtedness otherwise permitted hereunder of any other Loan Party and by any Subsidiary of Indebtedness otherwise permitted hereunder of any Loan Party;

(e)     Indebtedness of the Parent and any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f)     unsecured and secured (to the extent permitted under clause (g) of Section 6.3) Indebtedness in respect of performance bonds and reclamation bonds and cash deposits provided in the ordinary course of business; provided that (i) the aggregate amount of all such Indebtedness outstanding pursuant to this clause (f) shall not at any time exceed $125,000,000, (ii) notwithstanding clause (i), to the extent such Indebtedness is incurred in respect of performance bonds and reclamation bonds issued as a requirement of a Government Authority for the purpose of addressing an Environmental Liability, such Indebtedness shall not be limited, and (iii) with respect to the Greens Creek Mine and Lucky Friday Mine, Indebtedness under this clause (f) shall only be permitted to the extent (A) required by a Governmental Authority or a recognized Indian tribe with applicable jurisdiction and authority and (B) the Parent shall have provided to the Administrative Agent a written copy of each order or agreement imposing or increasing (or any other requirements in respect of) the amount of any such obligation after the Effective Date;

(g)     unsecured Indebtedness of the Parent or a Subsidiary Guarantor (other than Hecla Admiralty) owing to another Loan Party that has previously executed and delivered to the Administrative Agent the Interco Subordination Agreement (provided that no payment of principal or interest shall be made in respect of such Indebtedness if a Default or Event of Default has occurred and is then continuing or would result therefrom);

(h)     obligations (contingent or otherwise) of the Parent or any of its Subsidiaries existing or arising under any Hedging Agreement permitted under Section 6.7;

(i)     contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 6.4 and purchasers in connection with Dispositions permitted under Section 6.5;

(j)     unsecured Subordinated Debt of the Parent or any of its Subsidiaries (other than the other Borrowers and Hecla Admiralty) and/or Designated Preferred Stock of the Parent incurred pursuant to the terms of the Subordinated Debt Documents or Designated Preferred Stock Documents, as applicable, and Refinancings thereof (which continue to satisfy the terms of the definition of “Subordinated Debt” or “Designated Preferred Stock” as the case may be); provided that the Administrative Agent shall have received prior to the incurrence thereof a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such incurrence (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements and Compliance Certificates delivered pursuant to Section 5.1) giving pro forma effect to such incurrence and evidencing compliance with the covenants set forth in Section 6.1; and provided further that all Contingent Liabilities of the Loan Parties in respect of such Subordinated Debt shall be subordinated to the Obligations on substantially the same terms as the Subordinated Debt is subordinated to the Obligations;

(k)     Indebtedness of a Subsidiary (including a Subsidiary acquired pursuant to a Permitted Acquisition) of the Parent that is not a Borrower or a Subsidiary Guarantor; provided that no Loan Party is providing any credit support for, or a guarantee of, any such Indebtedness, and such Indebtedness is for all purposes non-recourse to the Loan Parties and their respective assets;

(l)     Permitted Additional Indebtedness; provided that the Administrative Agent shall have received prior to the incurrence thereof a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such incurrence (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements and Compliance Certificates delivered pursuant to Section 5.1) giving pro forma effect to such incurrence and evidencing compliance with the covenants set forth in Section 6.1;

(m)     Indebtedness consisting of Earn-out Obligations; provided that such Earn-out Obligations are unsecured;

(n)     Indebtedness in respect of Contingent Liabilities of the Parent with respect thereto;

(o)     secured or unsecured Indebtedness of the Parent or any Subsidiary (other than any other Borrower or Hecla Admiralty) in a maximum aggregate amount not to exceed $75,000,000; provided that (i) the Administrative Agent shall have received prior to the incurrence thereof a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such incurrence (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements and Compliance Certificates delivered pursuant to Section 5.1) giving pro forma effect to such incurrence and evidencing compliance with the covenants set forth in Section 6.1 and (ii) any such Indebtedness (A) shall be non-recourse to any of the Greens Creek Group or any assets or property of any of the Greens Creek Group, (B) shall not be subject to financial covenants that are more restrictive on any Loan Party than the financial covenants contained herein, (C) does not have a scheduled final maturity prior to the Maturity Date and (D) to the extent secured, shall not be secured by a Lien on the Collateral;

(p)     Indebtedness under the Greens Creek Demand Note;

(q)     unsecured and secured Indebtedness in respect of obligations issued to Governmental Authorities, and payments of such obligations to Governmental Authorities, in connection with the ownership or operation of the properties of any Domestic Subsidiary; provided that Indebtedness under this clause shall only be permitted to the extent (i) such Indebtedness is accepted for obligations owed to a Governmental Authority with applicable jurisdiction and authority over the Parent or any of its Subsidiaries and (ii) the Parent shall have provided to the Administrative Agent a written copy of each order or agreement imposing or increasing (or any other requirements in respect of) the amount of any such obligation paid with such Indebtedness after the Effective Date;

(r)     Indebtedness in the form of the Aurizon Acquisition Notes; and

(s)     Indebtedness consisting of unsecured notes issued in one or more series from time to time pursuant to that certain Indenture, dated as of April 12, 2013, among the Parent and certain of its Subsidiaries, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, and having a maturity date no earlier than May 1, 2021; and

(t)     Indebtedness in the form of Redeemable Capital Securities of the Parent in an aggregate amount not to exceed $3,000,000, so long as such Redeemable Capital Securities do not in any Fiscal Year accrue dividends in an aggregate amount greater than $200,000;

provided that no Indebtedness otherwise permitted by clauses (c), (e), (k), (l), (m), (o) or (p) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom; provided, further, if Aurizon creates, incurs, assumes or permits to exist any Indebtedness, it must meet the requirements of this Section 6.2 and Section 5.16(b).

SECTION 6.3     Liens. The Parent shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)     Liens pursuant to any Loan Document;

(b)     Permitted Encumbrances;

(c)     any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 6.3; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof (and any Refinancings of such obligations);

(d)     judgment Liens of $1,000,000 or less, provided that the aggregate amount of all judgment Liens does not exceed $5,000,000 and (ii) other judgment Liens in existence for less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies which have acknowledged their responsibility to cover such judgment that do not otherwise constitute an Event of Default under Article VII(k);

(e)     Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.2, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the fixed or capital assets being acquired, constructed or improved and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary;

(f)     Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

(g)     Liens on cash and Cash Equivalent Investments securing Indebtedness of the type permitted under clause (f) of Section 6.2;

(h)     Liens securing Indebtedness permitted by clause (k) of Section 6.2; provided, however, that such Liens existed prior to such Person becoming a Subsidiary and were not created in anticipation thereof;

(i)     Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than, for the avoidance of doubt, Liens in favor of the PBGC), or (ii) to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds (in each case other than the bonds and deposits referenced in clause (f) of Section 6.2); and

(j)     Liens to secure the obligations of each Loan Party (or Subsidiary of a Loan Party) under each Lender Provided Hedging Agreement to which (i) it is a party, and (ii) the hedging counterparty is no longer a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent; provided that any such Lien shall have been granted concurrently with such hedging counterparty ceasing to be a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent.

SECTION 6.4     Fundamental Changes. The Parent shall not, and shall not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the Equity Interests of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or purchase or otherwise acquire all or substantially all of the assets or any Equity Interests of any class of, or any partnership or joint venture interest in, any other Person, or change its jurisdiction of incorporation or organization or the form or type of its organization, except that

(a)     any Subsidiary may merge into any Loan Party in a transaction in which the such Loan Party is the surviving corporation,

(b)     any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any Loan Party,

(c)     the Equity Interests of any Subsidiary may be purchased or otherwise acquired by any Loan Party, and

(d)     any Subsidiary may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties and is not materially disadvantageous to the Lenders;

provided that (i) at the time of such transaction and immediately after giving effect thereto no Default shall have occurred and be continuing, (ii) such transaction will not affect the Borrowers’ ability to repay the Loans and interest thereon when due, and (iii) such transaction will not adversely affect (as determined by each Lender in its sole discretion) the security interest granted under the Loan Documents in favor of the Secured Parties.

SECTION 6.5     Disposition of Property. The Parent shall not, and shall not permit any Subsidiary to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a)     the Disposition of obsolete or worn out property in the ordinary course of business;

(b)     the sale of inventory in the ordinary course of business;

(c)     the sale or issuance of any Subsidiary’s Equity Interests to any Loan Party;

(d)     any Disposition of assets (i) from one Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor, (ii) from one Loan Party to another Loan Party or (iii) from a Subsidiary that is not a Guarantor to a Loan Party;

(e)     sales of Cash Equivalent Investments and publicly-traded securities in the ordinary course of business and for fair market value;

(f)     any Disposition pursuant to Section 6.17; and

(g)     the Disposition of other property not described in clauses (a) through (f) above for not less than fair market value as long as the aggregate fair market value of any property constituting Collateral so disposed of does not exceed $10,000,000;

provided, that neither the Parent nor any Subsidiary may Dispose of its interests in (w) the Casa Berardi Mine, unless such Disposition is made on arms’-length terms, (x) the Greens Creek Joint Venture Agreement, (y) the assets of any of the Greens Creek Joint Venture, the Greens Creek Mine or the Lucky Friday Mine (including its rights to receive income, distributions, products or proceeds therefrom), except with respect to inventory (which, for the avoidance of doubt, shall not include metals streaming arrangements) and obsolete, damaged, immaterial, worn out or surplus property Disposed of, in each case, in the ordinary course of business or (z) any member of the Greens Creek Group or Hecla Limited.

SECTION 6.6     Investments, Loans, Advances, Guarantees and Acquisitions. The Parent shall not, and shall not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party prior to such merger) any Investment, except:

(a)     Cash Equivalent Investments;

(b)     Investments by way of contributions to capital or purchases of Equity Interests (i) by the Parent in any Subsidiaries that are not Loan Parties or by any Subsidiaries in other Subsidiaries that are not Loan Parties, (ii) by any Subsidiary in the Parent, or (iii) by the Parent or any Subsidiary in any Loan Party;

(c)     loans or advances made by any Loan Party to any other Loan Party. provided that such parties shall have entered into the Interco Subordination Agreement;

(d)     Guarantees constituting Indebtedness permitted by Section 6.2;

(e)     advances to officers, directors and employees of the Parent and its Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(f)     Investments consisting of deposits and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)     non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the Disposition of property permitted by this Agreement;

(h)     Investments listed on Schedule 6.6 as of the Effective Date;

(i)     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j)     Investments constituting Capital Expenditures;

(k)     Investments constituting Permitted Acquisitions;

(l)      Investments constituting the San Juan Silver Mining Joint Venture;

(m)    Investments constituting obligations or Investments issued to Governmental Authorities, and payments of such obligations or Investments to Governmental Authorities, in connection with the ownership or operation of the properties of any Domestic Subsidiary;

(n)     Investments constituting the incurrence of development costs and the entry into options and leases to mine real property to the extent incurred or entered into in the ordinary course of business consistent with past practice;

(o)     Investments permitted by Section 6.2;

(p)     Investments permitted by Section 6.8(i);

(q)     Investments made by the Parent with Equity Interests of the Parent so long as no Event of Default is continuing prior to, and no Event of Default results from, such Investment;

(r)     other Investments in an aggregate amount not to exceed $30,000,000 at any time; and

(s)     Investments required to consummate the Project Rock Transaction;

provided that (i) any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements, (ii) all Investments in all Subsidiaries shall have been pledged to the Administrative Agent (for the benefit of the Secured Parties) to the extent required by Section 5.9 or as otherwise required under the Loan Documents, (iii) with respect to any Specified Investments, on the date such Specified Investment is made, the amount of cash being used to make such Specified Investments (other than the Greens Creek Demand Note) on such date shall not exceed the then amount of Funds Available for Specified Investments as of such date, and (iv) no Specified Investment shall be permitted to be made (other than under the Greens Creek Demand Note) if any Default has occurred and is continuing or would result therefrom.

SECTION 6.7     Hedging Agreements.

(a)     The Parent shall not (nor shall it permit any of its Subsidiaries to) enter into any secured Hedging Agreement, or incur or suffer to exist any secured Hedging Obligations, with any hedging counterparty that is not a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent; unless both (i) such hedging counterparty was a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent at the time it entered into the Hedging Agreement for such Hedging Obligations, and (ii) concurrently with such hedging counterparty ceasing to be a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, the Parent (or, as the case may be, such Subsidiary of the Parent) shall have secured such Hedging Obligations by granting Liens to such hedging counterparty as permitted by Section 6.3(j).

(b)     Subject to clause (a), the Parent and its Subsidiaries shall not:

(i)     enter into or be subject to any agreement, series of agreements or arrangement relating to gold, silver or any other metal which creates an obligation, whether matured or contingent, of the Parent and its Subsidiaries to deliver (or that could be called for delivery or cash settlement) in any Fiscal Quarter, when taken together with all other such obligations of the Parent and its Subsidiaries, more than 70% of the forecast payable production of the Parent and its Subsidiaries of any such metal for such Fiscal Quarter (as set forth in the Hecla Mine Plan most recently delivered under Section 5.1(k)(ii)); and

(ii)     enter into any Hedging Agreement (A) which is margined or cash collateralized, (B) with respect to which the obligations of such party are secured by a Lien (other than a Lien securing Hedging Obligations (I) in favor of a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (II) as permitted by Section 6.3(j)) on the property, revenues or assets of such party, (C) with a counterparty (other than a Lender or an Affiliate of a Lender) that has a combined capital and surplus of less than $250,000,000, (D) with a counterparty (other than a Lender or an Affiliate of a Lender) if such counterparty has a credit rating and, at the time such Hedging Agreement is entered into, none of such ratings is an Acceptable Credit Rating; or (E) for speculative purposes.

SECTION 6.8     Restricted Payments. The Parent will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a)     Restricted Payments made by Subsidiaries to the Parent or other Subsidiaries (provided that (x) with respect to any Restricted Payment (other than a Restricted Payment referenced in clause (iv) of the definition thereof), if any Default has occurred and is continuing or would result therefrom and (y) with respect to any Restricted Payment referenced in clause (iv) of the definition thereof such Restricted Payment shall be made in cash and if any Default has occurred and is continuing or would result therefrom and the Required Lenders have notified the Parent that the payments made under the Greens Creek Demand Note must be included in the limitation described below, the aggregate amount of Restricted Payments described in clauses (i), (ii), and (iii) of the definition thereof (and clause (iv) of the definition thereof, if the Required Lenders made the notification to the Parent to include such payments) permitted to be made under this clause (a) shall not exceed $6,000,000 per each Fiscal Quarter or $20,000,000 per each Fiscal Year (excluding, for purposes of these dollar limits, payments (which are consistent with past practices) made under the Greens Creek Demand Note until such time that the Required Lenders notify the Parent that such payments must be included in such limitation) and, in addition, if any Default has occurred and is continuing or would result therefrom, any Restricted Payment referenced in clauses (i), (ii) and (iii) of the definition thereof shall also not exceed the amount necessary for the purpose of paying, so long as all such payments are promptly used by the Parent to pay, payroll, operating, and administrative expenses incurred in the ordinary course of business, franchise or similar taxes and other similar taxes, fees and expenses required to maintain the Parent’s and its Subsidiaries’ corporate or company existence);

(b)     Restricted Payments made by Subsidiaries that are not Loan Parties to its shareholders or members generally so long as the Parent or its Subsidiary which owns the equity interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary making such Restricted Payment);

(c)     the declaration or payment by the Parent of a cash dividend on, or on account of, any class of Equity Interests of the Parent (including Designated Preferred Stock) in an aggregate amount not to exceed the Funds Available for Restricted Payments; provided that immediately prior to such declaration or payment, a Responsible Officer of the Parent shall have certified in writing to the Administrative Agent that no Default shall have occurred and be continuing or would result therefrom;

(d)     the payment of any dividends the declaration of which was permitted pursuant to clause (b) or clause (h) of this Section 6.8, so long as such payment is made within 60 days of such declaration or on its regularly schedule payment date;

(e)     the redemption, purchase or other acquisition by the Parent of its Series B Preferred Stock and, concurrent with any such redemption, the payment of accrued dividends thereon in an aggregate amount not to exceed the Funds Available for Restricted Payments; provided that immediately prior to such redemption, purchase or other acquisition or payment of accrued dividends, a Responsible Officer of the Parent shall have certified in writing to the Administrative Agent that no Default shall have occurred and be continuing or would result therefrom;

(f)     the redemption, purchase or other acquisition of Equity Interests of the Parent in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Parent) of Equity Interests (other than Redeemable Capital Securities and Designated Preferred Stock) of the Parent; provided that immediately prior to such redemption, purchase or other acquisition, a Responsible Officer of the Parent shall have certified in writing to the Administrative Agent that immediately before and after giving effect to such redemption, purchase or other acquisition no Default shall have occurred and be continuing or would result therefrom;

(g)     the redemption, purchase or other acquisition of Equity Interests pursuant to the Small Lot Repurchase Program in an aggregate amount not to exceed the Funds Available for Restricted Payments; provided that immediately prior to such redemption, purchase or other acquisition, a Responsible Officer of the Parent shall have certified in writing to the Administrative Agent that immediately before and after giving effect to such redemption, purchase or other acquisition no Default shall have occurred and be continuing or would result therefrom;

(h)     the declaration and payment by the Parent of cash dividends on, or on account of, the Parent’s Series B Preferred Stock and the Parent’s common stock, provided that such dividend shall not exceed the minimum dividend amount under the Parent’s dividend policy as of the Effective Date;

(i)     the redemption, purchase or other acquisition on or before June 30, 2015, of not more than twenty million (20,000,000) shares of Equity Interests of the Parent; provided, in no case shall the aggregate cash expenditure for such redemption, purchase or other acquisition of Equity Interests of the Parent exceed $150,000,000;

(j)     Restricted Payments made by the Parent or any Subsidiary in the form of common stock of such Person;

(k)     the redemption, purchase or other acquisition by the Parent of its Redeemable Capital Securities issued in accordance with Section 6.2(i) and, concurrently with any such redemption, the payment of accrued dividends thereon, subject in all respects to the limitations set forth in Section 6.2(i); and

(l)     the declaration and payment by the Parent of cash dividends on, or on account of, the Parent’s Redeemable Capital Securities issued in accordance with Section 6.2(i), subject in all respects to the limitations set forth in Section 6.2(i).

SECTION 6.9     Transactions with Affiliates. The Parent shall not, and shall not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Parent or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties not involving any other Affiliate that are not otherwise prohibited by this Agreement, (c) any Restricted Payment permitted by Section 6.8, and (d) the Borrowers may be party to the Greens Creek Joint Venture Agreement.

SECTION 6.10     Changes in Nature of Business. The Parent shall not, and shall not permit any Subsidiary to, (a) engage in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto (which such reasonably related businesses shall include the making of Restricted Payments explicitly authorized by Section 6.8(i)), or (b) without limiting the effect of any provision contained herein, in the case of the Parent, transfer any assets to a Subsidiary other than (i) pursuant to Section 6.5 or (ii) cash pursuant to a loan, advance or other Investment permitted pursuant to clauses (c), and (g) of Section 6.2, Section 6.4 or clauses (b), (e), (f), (k), (l), (m) and (n) of Section 6.6.

SECTION 6.11     Restrictive Agreements. The Parent shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon

(a)     the ability of the Parent or any Subsidiary to create, incur or permit to exist any Lien upon any of its property,

(b)     the ability of any Loan Party to amend or otherwise modify any Loan Document, or

(c)     the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Parent or any other Subsidiary or to Guarantee Indebtedness of the Parent or any other Subsidiary or transfer any of its properties to any Loan Party;

provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by the Loan Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.12     Restriction of Amendments to Certain Documents. The Parent shall not, and shall not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in,

(a)     the Permitted Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Permitted Additional Indebtedness and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Permitted Additional Indebtedness, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Permitted Additional Indebtedness or (iii) makes the covenants, events of default or remedies in such Permitted Debt Documents less restrictive on the Parent or any of its Subsidiaries;

(b)     the Subordinated Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on the Parent and its Subsidiaries;

(c)     the Designated Preferred Stock Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Designated Preferred Stock and which (i) extends the date or reduces the amount of any required redemption of such Designated Preferred Stock, (ii) reduces the rate or extends the date for payment of dividends, premium (if any) or fees payable on such Designated Preferred Stock or (iii) makes the covenants, redemption provisions or remedies in such Designated Preferred Stock Documents less restrictive on the Parent;

(d)     any documents with respect to Earn-out Obligations, which (i) accelerates the date or increases the amount of any required payment of such Earn-out Obligation, (ii) modifies any of the subordination terms thereof or (iii) makes the covenants, events of default or remedies in such documents with respect to Earn-out Obligations more onerous on the obligors thereunder; or

(e)     the Organic Documents of any Loan Party, if the result thereof could reasonably be expected to have a Material Adverse Effect on (x) the ability of such Loan Party to, in each case, comply with or satisfy its obligations hereunder or (y) the rights or remedies of any Secured Party.

SECTION 6.13     Changes in Fiscal Periods. The Parent shall not (a) modify its Fiscal Year, or (ii) change its method of determining Fiscal Quarters.

SECTION 6.14     Optional Payments of Restricted Indebtedness. The Parent will not, and will not permit any of its Subsidiaries to,

(a)     make any payment or prepayment of principal of, or premium or interest on, any Permitted Additional Indebtedness or any Subordinated Debt (or redeem, retire, purchase, defease or otherwise acquire any Permitted Additional Indebtedness or any Subordinated Debt) (i) other than the stated, scheduled date for payment of interest set forth in the applicable Permitted Debt Documents or Subordinated Debt Documents or the conversion of such Permitted Additional Indebtedness or such Subordinated Debt to Equity Interests pursuant to its terms, or (ii) which would violate the terms of this Agreement or the applicable Permitted Debt Documents or Subordinated Debt Documents;

(b)     make any payment with respect to an Earn-out Obligation, other than on (or after) the stated, scheduled date therefor set forth in the documents evidencing such Earn-out Obligation and so long as (i) the maximum portion of such payment that can be satisfied with the payment of Equity Interests (other than Redeemable Capital Securities) of the Parent shall be so satisfied and (ii) with respect to any such payment (or portion thereof) that cannot be so satisfied, (A) such payment is made following the receipt by the Administrative Agent of the financial statements described in clause (b) of Section 5.1 (and the Compliance Certificate relating thereto) with respect to the Fiscal Year immediately preceding the Fiscal Year in which such payment is to be made, and (B) prior to such payment, a Responsible Officer of the Parent shall have certified in writing to the Administrative Agent that no Default shall have occurred and be continuing or would result therefrom; or

(c)     make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes;

provided that the Parent and its Subsidiaries may pay or prepay the principal of, or premium or interest on, any Permitted Additional Indebtedness or Subordinated Debt, or redeem, retire, purchase, defease or otherwise acquire such Indebtedness, in exchange for, or with the net cash proceeds of, (x) Indebtedness incurred pursuant to a Refinancing of such Indebtedness or (y) the substantially concurrent sale (other than to a Subsidiary of the Parent) of Equity Interests (other than Redeemable Capital Securities and Designated Preferred Stock) of the Parent, so long as immediately before and after giving effect to such payment, prepayment, redemption, retirement, purchase, defeasance or other acquisition no Default shall have occurred and be continuing or would result therefrom.

SECTION 6.15     Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. The Parent shall not, and shall not permit any Subsidiary to, (i) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (ii) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Applicable Law, (iii) use any part of the proceeds of the Loans or Letters of Credit, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (iv) use any of the proceeds from the Loans to finance any operations, investments or activities in, or make any payments to, any Restricted Person.

SECTION 6.16     Issuance of Equity Interests. The Parent will not, and will not permit any of its Material Subsidiaries to, issue any Equity Interests (whether for value or otherwise) to any Person other than (a) in the case of Material Subsidiaries (other than the Greens Creek Group) and the Parent, Equity Interests (other than Redeemable Capital Securities, unless otherwise permitted by Section 6.2) issued to any Person that does not result in a Change in Control, or (b) in the case of members of the Greens Creek Group, to any Person that held Equity Interests of a Person in the Greens Creek Group on the Effective Date (provided that no member of the Greens Creek Group will issue shares to Hecla Limited other than Hecla Alaska).

SECTION 6.17     Sale and Leaseback. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person to the extent the Dispositions related to any such transaction exceed (individually, in the aggregate or when aggregated with all Dispositions described in Section 6.5(g)) $10,000,000 per year; provided, however, that, neither the Parent nor any Subsidiary may engage in any sale and leaseback transaction involving its interests in (x) the Greens Creek Joint Venture Agreement, (y) the assets of any of the Greens Creek Joint Venture or the Greens Creek Mine (including its rights to receive income, distributions, products or proceeds therefrom) except with respect to inventory and obsolete, damaged, immaterial, worn out or surplus property transferred in the ordinary course of business, and except as provided in the next succeeding sentence, or (z) any member of the Greens Creek Group. Notwithstanding any of the foregoing, any member of the Greens Creek Group may purchase an asset that it sells and leases back after such sale so long as such sale and leaseback occurs within 90 days from the date of purchase and the lease is permitted under Section 6.2(e).

SECTION 6.18     Restrictions on the Greens Creek Group. Notwithstanding anything contained herein to the contrary, no member of the Greens Creek Group shall engage in any business activity other than in connection with the owning and holding of the Greens Creek Joint Venture (including the assets and properties related thereto) and those activities reasonably incidental thereto, including complying with the terms of the Greens Creek Joint Venture Agreement. In furtherance of, and not in limitation of the foregoing, no member of the Greens Creek Group shall:

(a)     own any material assets, except for its interests in the Greens Creek Joint Venture, its interests in the Greens Creek Mine and assets and properties related to the Greens Creek Mine (in each case, subject to the terms of the Greens Creek Joint Venture Agreement), including (i) its ownership interests in (A) the Greens Creek Joint Venture, (B) the Greens Creek Mine and (C) the assets and property related to the Greens Creek Mine, (ii) its rights to receive income, distributions, products and proceeds from the Greens Creek Joint Venture and, to the extent such rights exist under the Greens Creek Joint Venture Agreement, the Greens Creek Mine, and (iii) its share in the assets and properties of the Greens Creek Joint Venture);

(b)     create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness or other liabilities or obligations except for (i) the Obligations, (ii) its share of Indebtedness or other liabilities or obligations of (A) the Greens Creek Joint Venture, and (B) subject to the terms of the Greens Creek Joint Venture Agreement, the Greens Creek Mine, and (iii) Indebtedness permitted under clauses (e), (f), (h), (p), (q), (r) or (s) of Section 6.2;

(c)     create, incur or permit to exist any Lien (other than the Liens created pursuant to the Loan Documents or Liens permitted under clauses (b), (d), (e), (f), (g) or (i)   of Section 6.3);

(d)     make, incur, assume or suffer to exist any Investment, other than (i) Investments in the Greens Creek Joint Venture, (ii) Investments in any Person in the Greens Creek Group, (iii) its share of Investments made (A) by the Greens Creek Joint Venture, and (B) subject to the Greens Creek Joint Venture Agreement, in the Greens Creek Mine, and (iv) Investments permitted under clauses (a), (c), (e), (f), (g), (h), (i), (j), (m) and (o) of Section 6.6);

(e)     make or commit to make any Capital Expenditure or enter into any arrangement which would give rise to any capitalized lease liability, other than (i) Capital Expenditures, and (ii) capitalized leases made or incurred in connection with (A) the Greens Creek Joint Venture and (B) subject to the Greens Creek Joint Venture Agreement, the Greens Creek Mine;

(f)     enter into any arrangement which involves the leasing by any member of the Greens Creek Group from any lessor of any real or personal property (or any interest therein), other than (i) its interests in any such arrangement entered into by the Greens Creek Joint Venture, or (ii) subject to the Greens Creek Joint Venture Agreement, in connection with the Greens Creek Mine; provided that this Section 6.18(f) shall not restrict the right of the Greens Creek Joint Venture or any Person in the Greens Creek Group to locate unpatented mining claims or acquire interests in unpatented mining claims through leasing transactions or to enter into transactions permitted under Section 6.2(e) or Section 6.17;

(g)     sell, transfer, lease or otherwise dispose of, or grant to, any Person, options, warrants or other rights with respect to any of its assets, other than Dispositions permitted in clauses (a), (b), (d)(ii), (e), (f) and (g) of Section 6.5 (subject in all respects to the limitations set forth in the proviso of Section 6.5) and Section 6.17;

(h)     enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding anything to the contrary in this Agreement, with the Administrative Agent’s written consent, Hecla Alaska my merge into the Parent so long as (A) the Parent is the surviving entity of such merger, (B) no Lien created or granted pursuant to any Loan Document, nor the value of any Collateral, is adversely affected by such merger, and (C) the Parent shall promptly take, and cause each other Loan Party to promptly take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request, which may include among other things to amend or modify the Loan Documents and the Greens Creek Letter Agreement, to ensure that the Secured Obligations remain secured by first priority, perfected Liens on substantially all of the property, rights and other assets of the Greens Creek Group with respect to the Greens Creek Mine and the Greens Creek Joint Venture, or

(i)     permit or suffer to exist any Default described in clauses (i), (j) or (k) of Section 7.1 with respect to the Greens Creek Group.

Article VII

Events of Default

SECTION 7.1     Events of Default. Each of the following events or occurrences shall constitute an “Event of Default”):

(a)     the Borrowers or any other Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as required to be paid hereunder at the place at which it is expressed to be payable, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Borrowers or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.1) payable under this Agreement at the place at which it is expressed to be payable, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)     any representation or warranty made or deemed made by or on behalf of the Parent or any other Loan Party in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

(d)     the Parent or any other Loan Party shall

(i)     fail to observe or perform any covenant, condition or agreement contained in clauses (d), (e), (f), (i), (j), (k), (l), (m), (o), (p) and (q) of Section 5.1, Section 5.3 (with respect to the existence of any Loan Party), 5.6, 5.9, 5.11, 5.12, 5.14, 5.15 or 5.16, or in Article VI,

(ii)     default in the due performance or observance of its obligations under (A) Articles II and IV of the Subsidiary Guaranty or (B) Article IV of a Security Agreement, taking into account any grace periods provided in such Subsidiary Guaranty or Security Agreement, respectively, or

(iii)     default in the due performance or observance of any of its obligations under (A) clauses (a), (b), (c), (g), (h), (n) and (r) of Section 5.1 and such default shall continue unremedied for a period of 15 days or (B) Articles II and IV of the Parent Guaranty, taking into account any grace periods provided in such Parent Guaranty;

(e)     the Parent or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (x) notice thereof from the Administrative Agent to the Parent (which notice will be given at the request of any Lender) and (y) the date a Responsible Officer of the Parent or any other Loan Party had actual knowledge of such failure;

(f)     the Parent, any Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, Permitted Additional Indebtedness or Subordinated Debt, when and as the same shall become due and payable (subject to any applicable grace period);

(g)     any event or condition occurs that results in any Material Indebtedness, Permitted Additional Indebtedness or Subordinated Debt becoming due prior to its scheduled maturity or that enables or permits the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (in the case of any Material Indebtedness constituting a Guarantee) to become payable; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such voluntary sale or transfer is permitted under this Agreement;

(h)     an early termination event occurs under any Hedging Agreement resulting from (x) any default as to which the Parent or a Subsidiary is the defaulting party or (y) any termination event under such Hedging Agreement as to which the Parent or a Subsidiary is an affected party and, in either event, the termination value of such Hedging Agreement owed by the Parent or such Subsidiary as a result thereof is greater than $5,000,000;

(i)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; provided that, in each case, the Parent and each other Loan Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(j)     any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 7.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)     any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)     one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (exclusive of any amounts fully covered by independent third-party insurance (less any applicable deductible) as to which the insurer has been notified of the potential claim and does not dispute the coverage) shall be rendered against the Parent, any of its Material Subsidiaries, the Greens Creek Joint Venture or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, any of its Material Subsidiaries or the Greens Creek Joint Venture, as the case may be, to enforce any such judgment;

(m)     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in (i) a Material Adverse Effect, (ii) a Lien under Section 303(k) of ERISA, or (iii) a liability of any of the Loan Parties in an aggregate amount exceeding $5,000,000;

(n)     any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any provision of any Loan Document; or any Lien securing any Obligation shall, in whole or in part, fail to be a perfected Lien having first priority (subject only to such other Liens permitted to have priority over it pursuant to the Loan Documents);

(o)     any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any Guarantee by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;

(p)     a Change in Control shall occur;

(q)     the Obligations shall cease to rank at least pari passu with all present and future senior unsecured and unsubordinated Indebtedness of any Loan Party;

(r)     either (i) any authority asserting or exercising governmental or police powers in Canada shall take an action, including a general moratorium, canceling, suspending or deferring the obligation of any Loan Party to pay any amount under this Agreement or preventing or hindering the fulfillment by any Loan Party of its payment obligations under this Agreement or any other Loan Document or otherwise or (ii) any Loan Party shall, voluntarily or involuntarily, participate or take any action to participate in any facility or exercise involving the rescheduling of its debts or the restructuring of the currency in which it may pay its obligations, and in each case under clause (i) or (ii), the action shall continue unremedied for a period of 30 days; or

(s)     any Governmental Authority shall take any action with respect to any mine owned or operated by the Parent or its Subsidiaries, the operation thereof or the sale of the production therefrom (including any action that would cause any license, permit, consent or other Mining Right to cease to be in full force and effect or to be held to be illegal or invalid and including any action (including the commencement of an action or proceeding) that results or may result in the revocation, termination or substantial and adverse modification of any such license, permit, consent or other Mining Right) which could reasonably be expected to have a Material Adverse Effect, unless such action is set aside, dismissed or withdrawn within 60 days of its institution or such action is being contested in good faith and its effect is stayed during such contest;

(t)     the Greens Creek Manager shall be a Person other than a member of the Greens Creek Group or the Greens Creek Joint Venture Agreement shall fail to be effective or fail to be the legally valid, binding and enforceable obligation of the Greens Creek Group;

(u)     operation of the principal operating properties of the Greens Creek Mine or the Lucky Friday Mine shall be abandoned or terminated; or

(v)     a Material Adverse Change shall have occurred and shall continue unremedied for a period of five days.

SECTION 7.2     Action if Bankruptcy. If any Event of Default described in clauses (i), (j) or (k) of this Article shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

SECTION 7.3     Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i), (j) or (k) of this Article) shall occur, then, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments (if not theretofore terminated) shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties (including all amounts of LC Exposure, whether or not the beneficiary of any then-outstanding Letter of Credit shall have demanded payment thereunder) accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section and Section 7.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit any Lender from exercising setoff rights in accordance with this Agreement. With respect to all Letters of Credit having undrawn and unexpired amounts at the time of an acceleration pursuant to this clause, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then-undrawn and unexpired amount of such Letters of Credit in accordance with Section 2.19(j).

Article VIII

The Administrative Agent

SECTION 8.1     Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Scotiabank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Issuing Banks, and neither the Parent nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.2     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.3     Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)     shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Parent, any Borrower or a Lender.

(c)     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.4     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.5     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

SECTION 8.6     Resignation of Administrative Agent. (a) The Administrative Agent may at any time give 30 days prior written notice of its resignation to the Lenders and the Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, and appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(a)     If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Parent and such Person, remove such Person as Administrative Agent and, in consultation with the Parent, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)     With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Loan Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Loan Parties and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.7     Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.8     No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunner or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent or a Lender or an Issuing Bank hereunder.

SECTION 8.9     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.3) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 9.3.

SECTION 8.10     Collateral and Guaranty Matters. (a) The Lenders irrevocably authorize the Collateral Agent and the Mine Collateral Agent, at their option and in their discretion,

(i)     to release any Lien on any property granted to or held by the Collateral Agent or the Mine Collateral Agent (as the case may be) under any Loan Document (x) on or after the Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or (z) subject to Section 9.2, if approved, authorized or ratified in writing by the Required Lenders;

(ii)     to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(e) or to any Permitted Encumbrance; and

(iii)     to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Collateral Agent or the Mine Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s or the Mine Collateral Agent’s (as the case may be) authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 8.10.

(b)     The Collateral Agent and the Mine Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s or the Mine Collateral Agent’s (as the case may be) Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent or the Mine Collateral Agent (as the case may be) be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.11     Lender Provided Hedging Agreements and Lender Provided Financial Service Products. No holder of Secured Obligations in respect of Lender Provided Hedging Agreements or Lender Provided Financial Service Products shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, such Secured Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate of a Lender.

Article IX

Miscellaneous

SECTION 9.1     Notices; Effectiveness; Electronic Communication.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication as set forth on Schedule 9.1. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b)     Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Electronic mail and Internet and intranet websites may be used by the Administrative Agent and the Lenders to distribute communications to one another, including consent and waiver approvals, financial statements and other information as provided in Section 5.1 and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)     Change of Address, etc. Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)     Platform.

(i)     The Parent (on behalf of itself and each other Loan Party) agrees that (A) the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) (including of materials and/or information provided by or on behalf of the Parent hereunder (collectively, the “Borrower Materials”)) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”), and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”). The Parent hereby agrees (on behalf of itself and each other Loan Party) that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Parent notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) any notification of changes in the terms of the Facilities. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal or state securities laws.

(ii)     The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental, consequential, punitive or exemplary damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Parent’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Parent or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.2     Waivers; Amendments. (a) No failure or delay by the Administrative Agent any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(a)     No Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Party or Loan Parties party to such Loan Document and the Required Lenders; provided that no such agreement shall

(i)      increase the Commitment of any Lender without the written consent of such Lender,

(ii)     reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii)    postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)    amend Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v)     release any Guarantor from its Guaranty, or release all or substantially all of the Collateral in any transaction or series of related transactions, in each case without the written consent of each Lender; or

(vi)    change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank.

SECTION 9.3     Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. The Parent and the Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Mine Collateral Agent and their Affiliates (including the reasonable fees, charges and disbursements of Mayer Brown LLP, counsel for the Administrative Agent, and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent, the Collateral Agent or the Mine Collateral Agent, as the case may be), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder, the Administrative Agent, the Collateral Agent, the Mine Collateral Agent or any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Mine Collateral Agent or any Lender) any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.3 or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Administrative Agent, the Collateral Agent and the Mine Collateral Agent (and, in each case, any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of each of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee arising out of, in connection with, or as a result of:

(i)      the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby,

(ii)     any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(iii)    any presence or Release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability of any Lender related in any way to the Parent or any Subsidiary (the indemnification in this clause (iii) shall survive repayment of the Obligations and any transfer of the property of any Loan Party by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Loan Party),

(iv)    any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Loan Party or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(v)     any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Loan Party of any Hazardous Material; or

(vi)    any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent or any other Loan Party, and regardless of whether any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

Each Loan Party and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar Applicable Law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Loan Party’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Loan Party relative to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Loan Party agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law.

(c)     Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clause (a) or (b) to be paid by it to the Administrative Agent, the Collateral Agent or the Mine Collateral Agent (or, in any case, any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Mine Collateral Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that, with respect to such unpaid amounts owed to any Issuing Bank or solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Mine Collateral Agent (or any such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, the Collateral Agent or the Mine Collateral Agent (or any such sub-agent), such Issuing Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.16(e).

(d)     Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless such damages arise from an Indemnities gross negligence, willful misconduct, or bad faith.

(e)     Payments. All amounts due under this Section 9.3 shall be payable promptly after demand therefor.

(f)     Survival/Amendment. Each party’s obligations under this Section 9.3 shall survive the termination of the Loan Documents, the resignation or removal of the Administrative Agent, Collateral Agent and the Mine Collateral Agent and payment of the other Obligations. This Section 9.3 may not be amended without the written consent of the Collateral Agent and the Mine Collateral Agent.

(g)     Third-party Beneficiary. The parties to this Agreement agree that the Collateral Agent and the Mine Collateral Agent are intended third-party beneficiaries of this Agreement for purposes of enforcing their rights under this Section 9.3.

SECTION 9.4     Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and, in the case of obligations under this Section 9.3, the Collateral Agent and Mine Collateral Agent), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b), (ii) by way of participation in accordance with the provisions of clause (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)      in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)      Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and provided, further, that the Borrowers’ consent shall not be required during the primary syndication of the Facilities; and

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)     the consent of each Issuing Bank shall be required for any assignment in respect of the Facility.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)      No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.15 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d).

(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain, at one of its offices in New York, New York or Toronto, Ontario, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) no Participant nor any Lender transferring a participation shall hold Loans of less than $10,000,000 (free and clear of participations) after any such participation is completed, and (iv) the Borrowers, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.18(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under clause (b) and (B) shall not be entitled to receive any greater payment under Section 2.12 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effect the provisions of Section 2.17(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.5     Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.12, 2.14, 2.15, 2.16 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.6     Counterparts; Integration; Effectiveness; Electronic Execution.

(a)     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tiff”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.7     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.8     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.9 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.9     Governing Law; Jurisdiction; Etc.

(a)     Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)     Jurisdiction. The Borrowers irrevocably and unconditionally agrees that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each party further agrees that the aforesaid courts shall have exclusive jurisdiction with respect to any claim or counterclaim of any party based upon the assertion that the rate of interest charged by or under this Agreement or under the other Loan Documents is usurious. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers, any other Loan Party or their properties in the courts of any jurisdiction.

(c)     Waiver of Venue. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.10     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedy hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, credit insurance or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or any of its Subsidiaries.

For purposes of this Article, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries; provided that, in the case of information received from the Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender.

SECTION 9.14     Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, it hereby waives or will irrevocably waive such immunity in respect of the Obligations to the extent permitted by Applicable Law and, without limiting the generality of the foregoing, the waivers set forth in this paragraph shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 and are intended to be irrevocable for purposes of such Act.

SECTION 9.15     PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the PATRIOT Act.

SECTION 9.16     Judgments; Currency. (a) Each Loan Party’s obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency, the “Judgment Currency”), the conversion shall be made at the Spot Rate. Each such conversion shall be determined as of the Business Day preceding the Business Day on which the judgment is given (such preceding Business Day, the “Judgment Currency Conversion Date”).

(a)     If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, then each Borrower covenants to pay (or cause to be paid) such additional amounts (if any) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(b)     For purposes of determining the converted amount using the Spot Rate under this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Dollars.

SECTION 9.17     Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.17 or otherwise under the Loan Documents voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.17 shall remain in full force and effect until a discharge of its Secured Obligations hereunder. Each Qualified ECP Guarantor intends that this Section 9.17 constitute, and this Section 9.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.18     Concerning Joint and Several Liability of the Borrowers.

(a)     Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each other Borrower.

(b)     Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)     If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)     The obligations of each Borrower under the provisions of this Section 9.18 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)     Except as otherwise expressly provided herein or in any other Loan Documents, each Borrower hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of its joint and several liability, notice of any Loan made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement; provided that such waiver shall not apply to those notice, consent and other rights of such Borrower that were negotiated in good faith by the parties hereto and are expressly set forth in this Agreement for the benefit of such Borrower. Each Borrower hereby assents to, and waives, to the fullest extent permitted by Applicable Law, notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any other Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any other Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 9.18, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 9.18 it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 9.18 shall not be discharged except by performance and then only to the extent of such performance. To the fullest extent permitted by applicable law, the Obligations of each Borrower under this Section 9.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Lender, and the joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)     The provisions of this Section 9.18 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 9.18 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 9.18 will forthwith be reinstated in effect, as though such payment had not been made.

(g)     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under applicable law.

SECTION 9.19     Amendment and Restatement. Upon the effectiveness of this Agreement, all indebtedness evidenced by the Existing Credit Agreement outstanding on such date shall hereby be restructured, rearranged, renewed, extended and continued as provided in this Agreement and all loans outstanding under the Existing Credit Agreement shall become Loans outstanding hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HECLA MINING COMPANY, as a Borrower

By:
Name: David C. Sienko
Title: Vice President and General Counsel

HECLA LIMITED, as a Borrower

By:
Name: Lawrence P. Radford
Title: Vice President

HECLA GREENS CREEK MINING COMPANY (f/k/a Kennecott Greens Creek Mining Company), as a Borrower

By:
Name: Lawrence P. Radford
Title: Vice President

HECLA JUNEAU MINING COMPANY, (f/k/a Kennecott Juneau Mining Company) as a Borrower

By:
Name: Lawrence P. Radford
Title: Vice President

HECLA ALASKA LLC, as a Borrower BY: Hecla Limited, its Managing Member

By:
Name: Lawrence P. Radford
Title: Vice President

 Fourth Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as the Administrative Agent

By:
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 Fourth Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

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 Fourth Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as Issuing Bank

By:
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 Fourth Amended and Restated Credit Agreement

ING CAPITAL LLC, as a Lender

By:
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